     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2000


                                            REGISTRATION STATEMENT NO. 333-32372

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 NOGATECH, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                            3674                           77-0525268
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                            ------------------------

                           5201 Great America Parkway
                         Santa Clara, California 95054
                                 (408) 562-6200
               (Address, Including Zip Code, and Telephone Number
       Including Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                   Nathan Hod
                             Chairman of the Board
                                 Nogatech, Inc.
                           5201 Great America Parkway
                         Santa Clara, California 95054
                                 (408) 562-6200
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

        Donald C. Reinke, Esq.                           Bruce A. Mann, Esq.
          James L. Berg, Esq.                            Lloyd Harmetz, Esq.
        Nicola R. Knight, Esq.                         Morrison & Foerster LLP
        Gizelle A. Barany, Esq.                           425 Market Street
       Bay Venture Counsel, LLP                 San Francisco, California 94105-2482
   1999 Harrison Street, Suite 1300                        (415) 268-7584
       Oakland, California 94612
            (510) 273-8750

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant under Rule 415 of the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [Cover design to include graphics]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       3
The Offering................................................       4
Summary Consolidated Financial Data.........................       5
Risk Factors................................................       6
Cautionary Note on Forward-Looking Statements...............      17
Use of Proceeds.............................................      18
Dividend Policy.............................................      18
Capitalization..............................................      19
Dilution....................................................      21
Selected Consolidated Financial Data........................      22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      23
Business....................................................      29
Management..................................................      40
Certain Relationships and Related Transactions..............      50
Principal Stockholders......................................      52
Description of Capital Stock................................      55
Shares Eligible for Future Sale.............................      57
Plan of Distribution........................................      59
Legal Matters...............................................      64
Experts.....................................................      64
Where You Can Get More Information..........................      64
Index to Consolidated Financial Statements..................     F-1

                            ------------------------

    Our logo is our registered trademark. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A ONE-FOR-TWO REVERSE STOCK SPLIT WITH RESPECT TO OUR COMMON STOCK THAT WILL BE EFFECTED PRIOR TO THE CLOSING OF THIS OFFERING.

                                    NOGATECH

    We provide compression chips for video connectivity between video devices and computers, as well as between video devices across a variety of networks. Our products enable real-time transmission of video, audio and data signals into personal computers and personal digital assistants. Our chips are small, power efficient and work together with our related decompression software for use with all major operating systems. Our products are based on our video compression algorithms and enable communication of video and other data from a variety of video sources through standard interfaces into PCs. Our chips and software provide high quality video while efficiently using resources of the PC's central processing unit.

    We principally sell our chips on a stand-alone basis to original equipment manufacturers, who design them into products such as PC digital video cameras, video capture devices and PC-TVs. In addition, we sell to original equipment manufacturers our own video devices that incorporate our chips. In 1999, purchasers of our products included AME Group, Camtel Technology, Fujitsu General, Hauppauge Computer Works, Interex, IO Data, Pinnacle Systems, Sharp Electronics and X-10.com.

    The convergence of TV and PC applications, the growth of the Internet and the establishment of high speed broadband communication networks have created an increased demand for high quality video connections. We believe that the marketplace will demand additional digital video connectivity solutions that are compatible with the new MPEG-4 standard. We are developing chips based on the MPEG-4 standard that will enable a variety of applications across the Internet and mobile and broadcast networks, including video streaming and video archiving.

    Our objective is to be a leading provider of video connection solutions for products using advanced video compression technology and plug-and-play interfaces. Key elements of our strategy are to:

    - maintain our expertise in video compression technology;

    - focus on high volume applications;

    - create and strengthen relationships with key customers; and

    - build upon existing technologies to penetrate new markets.

    Our sales were $3.2 million in 1998 and $8.9 million in 1999, with net losses of $1.8 million in 1998 and $1.1 million in 1999.

    We were initially incorporated in California in 1993 and reincorporated in Delaware in 1999. Our principal executive offices are located at 5201 Great America Parkway, Santa Clara, California, 95054, and our telephone number is
(408) 562-6200. The address of our office in Israel is 3 Gavish Street, Kfar Saba 44641. Our world wide web address is www.nogatech.com. The information on our website does not constitute part of this prospectus.

    In this prospectus, the terms "Nogatech, Inc.," "Nogatech," "we," "us," and "our" refer to Nogatech, Inc. and our subsidiaries Nogatech Ltd. and Nogatech California, Inc., unless the context requires otherwise.

                                  THE OFFERING


Common stock offered.........................  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  We expect to use the net proceeds from this offering for working capital and other
                                               general corporate purposes. We may use a
                                               portion of the net proceeds to acquire
                                               complementary products, technologies or
                                               businesses.

Proposed Nasdaq National Market symbol.......  NGTC

    The common stock to be outstanding after this offering is based on 11,157,234 shares outstanding as of March 1, 2000, after giving effect to:

    - the conversion of our outstanding shares of Series A preferred stock into 8,609,783 shares of common stock;

    - the conversion of our outstanding shares of Series B preferred stock into an estimated 683,297 shares of common stock; and

    - the assumed issuance of 1,213,319 shares of common stock upon the exercise of options and warrants at a weighted average exercise price of $1.57 per share that terminate upon the closing of this offering, a portion of which are exercisable on a cashless basis.

    The common stock to be outstanding after this offering excludes:

    - 1,145,720 shares of common stock issuable as of March 1, 2000 upon the exercise of outstanding stock options issued under our 1999 Stock Option Plan at a weighted average exercise price of $1.17 per share;

    - 3,850,000 shares of common stock reserved for issuance under our 2000 Equity Incentive Plan and 2000 Stock Purchase Plan; and

    - 350,000 shares of common stock issuable as of March 1, 2000 upon the exercise of warrants at an exercise price of $0.13 per share.

    This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. This process is described under "Plan of Distribution." Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table summarizes the consolidated financial data of our business. The pro forma 1999 statement of operations data give effect to the automatic conversion of our Series A and Series B preferred stock, and assumes a one-for-two reverse stock split with respect to our common stock that will be effected prior to the closing of this offering. See note 1(j) to our consolidated financial statements for a discussion of our pro forma basic and diluted net loss per share.

                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                           1997              1998               1999
                                                         ---------         ---------         -----------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales..................................................  $  2,551          $  3,205          $    8,856
Gross profit...........................................       852             1,167               3,745
Operating loss.........................................    (1,430)           (1,913)             (1,107)
Net loss...............................................    (1,462)           (1,823)             (1,096)
Accretion of redemption value of Series A redeemable
  convertible preferred stock..........................      (300)             (383)               (427)
Net loss applicable to common stock....................    (1,762)           (2,206)             (1,523)
Net loss per share of common stock, basic and
  diluted..............................................  $  (5.86)         $  (7.13)         $    (4.50)
Weighted average number of shares of common stock
  outstanding..........................................   300,709           309,536             338,295
                                                         ========          ========          ==========
Pro forma net loss per share of common stock...........                                      $    (0.12)
                                                                                             ==========
Pro forma weighted average number of shares of common
  stock outstanding....................................                                       8,948,078
                                                                                             ==========

    The following table summarizes our balance sheet data as of December 31, 1999. This balance sheet data is presented:

    - on an actual basis;

    - on a pro forma basis to give effect to:

       - the sale of 1,196,172 shares of our Series B preferred stock in January 2000;

       - the exercise of options to purchase 120,000 shares of our common stock in January and February 2000;

       - the exercise of warrants to purchase 111,464 shares of our common stock in January and February 2000; and

    - on a pro forma as adjusted basis to give effect to:

       - the conversion of all outstanding shares of preferred stock into an estimated 9,293,080 shares of common stock upon the closing of this offering;

       - the assumed exercise of options and warrants to purchase up to 1,213,319 shares of our common stock upon completion of this offering at a weighted average exercise price of $1.57 per share; and

       - the sale of the shares of common stock in this offering at the assumed
         initial public offering price of $         per share, after deducting
         the estimated underwriting discounts and commissions and offering expenses.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,475     $ 7,768
Working capital.............................................    3,111       8,404
Total assets................................................    6,321      11,614
Series A redeemable convertible preferred stock.............    8,243       8,243
Series B redeemable convertible preferred stock.............       --       5,000
Stockholders' equity (capital deficiency)...................   (4,886)     (4,593)

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. WE HAVE INCLUDED A DISCUSSION OF EACH MATERIAL RISK THAT WE HAVE IDENTIFIED AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                           RISKS RELATING TO NOGATECH

OUR SALES WILL BE REDUCED IF WE ARE UNABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES.

    The emerging video compression and video image processing industry is characterized by:

    - rapidly changing technologies;

    - frequent new product introductions; and

    - rapid changes in customer requirements.

    Video compression and video image processing technologies have reached commercially acceptable levels only in the last several years and continue to experience numerous changes. As a result, we must be able to sell products that incorporate the technological advances in our industry in order to ensure that they remain commercially viable.

    Our future success will depend on our ability to enhance our existing products and to develop and introduce new products and product features. These products and features must be cost-effective and keep pace with technological developments and address the increasingly sophisticated needs of our customers. We may not be successful at these tasks. We may also experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and features. In either case, our sales would be reduced.

WE MAY NOT BE ABLE TO TIMELY ADOPT EMERGING INDUSTRY STANDARDS, WHICH MAY MAKE OUR PRODUCTS UNACCEPTABLE TO POTENTIAL CUSTOMERS, DELAY OUR PRODUCT INTRODUCTIONS OR INCREASE OUR COSTS.

    Our products must comply with a number of current industry standards and practices established by various international bodies. Our failure to comply with evolving standards, including video compression and computer interface standards, will limit acceptance of our products by market participants. In particular, the MPEG-4 standard is becoming the primary standard for PC applications requiring video compression, but we have not yet completed our development of any products that are based upon MPEG-4. If new standards are adopted in our industry, we may be required to adopt those standards in our products. It may take us a significant amount of time to develop and design products incorporating these new standards, and we may not succeed in doing so. We may also become dependent upon products developed by third parties and have to pay royalty fees, which may be substantial, to the developers of the technology that constitutes the newly adopted standards.

IF WE DO NOT DEVELOP NEW PRODUCTS OR NEW PRODUCT FEATURES IN RESPONSE TO CUSTOMER REQUIREMENTS OR IN A TIMELY WAY, CUSTOMERS MAY NOT BUY OUR PRODUCTS.

    Our customers' products tend to have short life cycles, which require both them and us to design and introduce new products within a relatively limited period of time. We must, therefore, coordinate our sales cycle with the sales and development cycles of our customers. If we experience development, design or manufacturing difficulties that delay or prevent our timely introduction or marketing of a new chip, we would miss the opportunity to have the chip incorporated into a customer's new product, which would cause us to lose sales.

WE RELY UPON OUR SALES OF A SMALL NUMBER OF PRODUCTS, AND THE FAILURE OF ANY ONE OF OUR PRODUCTS TO BE SUCCESSFUL IN THE MARKET COULD SUBSTANTIALLY REDUCE OUR SALES.

    We rely upon sales from a small number of products to generate substantially all of our sales. We are developing additional chips, but there can be no assurance that we will be successful in doing so. Consequently, if our existing products are not successful, our sales could decline materially, which would adversely affect our financial performance.

THE LOSS OF ANY OF OUR LARGE CUSTOMERS, OR THE FAILURE OF ONE OF THESE CUSTOMERS TO SELL A SUBSTANTIAL AMOUNT OF ITS PRODUCTS INCORPORATING OUR CHIPS, COULD SUBSTANTIALLY REDUCE OUR SALES.

    Historically, a substantial portion of our sales has come from purchases by a few large customers. We expect this trend to continue. For example, in 1999, our top three customers accounted for approximately 51% of our sales. Accordingly, our future operating results depend on the ability of our largest customers to sell products incorporating our chips and on our success in selling large quantities of our products to them. We have not entered into long-term agreements with any of our customers, nor have we obtained their commitment to purchase any specific quantities of our products. Our customers may cancel or reschedule orders on short notice or may discontinue using our products at any time. If we lose a large customer and fail to add new customers to replace lost sales, our operating results may not recover.

    The concentration of our sales with a few customers makes us particularly dependent on commercial factors affecting those customers. For example, if demand for their products decreases, or if they identify alternative sources for our chips, they may stop purchasing our products and our operating results will suffer. These customers often have the resources to produce products like ours internally, and if they elect to do so, they may cease to do business with us. Additionally, if our target markets undergo a consolidation, we may lose existing customers or have difficulties in obtaining new ones.

WE RELY ON OTHERS TO MANUFACTURE OUR CHIPS AND THEREFORE HAVE ONLY A LIMITED ABILITY TO CONTROL MANUFACTURING COSTS, CHIP DELIVERY SCHEDULES OR MANUFACTURING QUALITY.

    Our chips are manufactured and tested by subcontractors located in Korea and Japan. We currently obtain each of our chips from a single manufacturer. As a result of our reliance on subcontractors, we cannot directly control chip delivery schedules. Recently, chip fabricating subcontractors have not had sufficient capacity to keep up with chip fabrication demand. This has led to longer chip manufacturing cycles and longer lead times on orders. Any problems that occur and persist in connection with the delivery, quality or costs of assembly of our chips could cause us to lose customers or increase the expenses that we incur. Our reliance on subcontractors could lead to product shortages or quality assurance problems. In addition, these manufacturers could significantly increase the prices that they charge us, and we may be unable to obtain alternative sources of supplies. We may need to hold more inventory than is immediately required to compensate for potential component shortages or discontinuation. These factors could lead to an increase in the costs of manufacturing or assembling our chips.

    We are in the process of qualifying additional subcontractors in order to satisfy the demand for our products. However, qualification of new subcontractors will require a significant period of time. Therefore, we may not be able to obtain new subcontractors within a period of time that is sufficient to respond to the needs of our customers.

WE ACCUMULATE INVENTORY TO MINIMIZE THE IMPACT OF SHORTAGES FROM MANUFACTURERS, AND MAY HAVE OBSOLETE INVENTORY THAT WE HAVE TO WRITE OFF.

    Managing our inventory is complicated by fluctuations in the demand for our products; however, we must have sufficient quantities of our products available to satisfy our customers' demand. As a result, we generally accumulate inventory for a period of time to minimize the impact of undercapacity at our suppliers' plants. Although we expect to sell the inventory within a short period of time, products may remain in inventory for extended periods of time and may become obsolete because of the passage of time and the introduction of new products. In these situations, we would be required to write off obsolete inventory.

OUR COMPETITIVE POSITION COULD SUFFER IF WE MAY FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY.

    Our success and ability to compete depend primarily upon our proprietary technology. We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights. Currently, we have three U.S. patents pending that relate to our video technology. However, we have not obtained patent protection for our proprietary algorithms, and the absence of patent protection may increase the risk that those algorithms will be misappropriated.

    We are subject to a number of risks relating to intellectual property rights, including the following:

    - the means by which we seek to protect our proprietary rights may not be adequate to prevent others from misappropriating our technology or from independently developing or selling technology or products with features based on or similar to ours;

    - our products may be sold in foreign countries that provide less protection to intellectual property than is provided under U.S., Japanese or Israeli laws;

    - our intellectual property rights may be challenged, invalidated, violated or circumvented and may not provide us with any competitive advantage; and

    - our patents pending may not be approved or may be only partially approved.

IF OUR PROPRIETARY TECHNOLOGY INFRINGES UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, OUR COSTS COULD INCREASE AND OUR ABILITY TO SELL OUR PRODUCTS COULD BE LIMITED.

    Other companies may hold or obtain patents or may otherwise claim proprietary rights to technology that is necessary to our business. Particular aspects of our technology could be found to violate the intellectual property rights of other parties. The resulting risks include the following:

    - if we violate the intellectual property rights of other parties, we may be required to modify our products or intellectual property or to obtain a license to permit their continued use; and

    - any future litigation to defend us against allegations that we have infringed upon the rights of others could result in substantial costs to us, even if we ultimately prevail.

    There are a number of companies that hold patents for various aspects of the technology incorporated in our industry's standards. We expect that companies seeking to gain competitive advantages will increase their efforts to enforce any patent rights that they may have. The holders of patents from which we have not obtained licenses may take the position that we are required to obtain a license from them. We cannot be certain that we would be able to negotiate any license at an acceptable price. Our inability to do so could substantially increase our operating expenses or require us to seek and obtain alternative sources of technology necessary to produce our products.

WE BEGAN SELLING OUR CURRENT PRODUCT LINE OF CHIPS ONLY RECENTLY AND, AS A RESULT, YOUR ABILITY TO EVALUATE OUR PROSPECTS MAY BE LIMITED.

    Although we have been operating since 1993, we did not begin commercial shipments of our present product line of video compression chips until 1998. Prior to that time, we sold different products, which we do not anticipate selling after 2000. As a result, our future success will depend primarily upon the sales of our chips. Our limited operating history with respect to our video compression chips may limit your ability to evaluate our prospects because of:

    - our limited historical financial data relating to sales of our chips;

    - our unproven potential to generate profits from sales of our chips; and

    - our limited experience in addressing emerging trends that may affect our chip business.

    As a young company that recently commenced a new product line, we face risks and uncertainties relating to our ability to implement our business plan successfully. You should consider our prospects in light of the risks, expenses and difficulties we may encounter.

WE HAVE ONLY BEEN PROFITABLE FOR THE LAST TWO QUARTERS, AND MAY NOT BE PROFITABLE IN THE FUTURE.

    We incurred net losses of $1.8 million in 1998 and $1.1 million in 1999. As of December 31, 1999, we had an accumulated deficit of $9.2 million. Our sales may not grow or even continue at their current level. Although we have been profitable for the last two quarters, if our sales do not increase or if our expenses increase at a greater pace than our sales, we will not remain profitable. In addition, we will recognize a beneficial conversion charge of $5.0 million on account of our issuance of Series B preferred stock, which will adversely affect our operating results during the fiscal year ending
December 31, 2000. Any losses that we incur could be substantial.

OUR INABILITY TO MANAGE EFFECTIVELY OUR RECENT GROWTH, AND OUR EXPECTED CONTINUING INCREASED GROWTH, COULD MATERIALLY HARM OUR PERFORMANCE.

    The growth in our business has placed, and is expected to continue to place, a significant strain on our management and operations. To manage our growth, we must continue to implement and improve our operational, financial and management information systems and expand, train and manage our employees. We may not have made adequate allowances for the costs and risks associated with this expansion, and our systems, procedures or controls may not be adequate to support our operations. Our failure to manage growth effectively could cause us to incur substantial additional costs, lose opportunities to generate sales or impair our ability to maintain our customers.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES, INCLUDING THE RISK THAT THE PRICES OF OUR PRODUCTS MAY BECOME LESS COMPETITIVE BECAUSE OF FOREIGN EXCHANGE FLUCTUATIONS.

    Sales to customers located outside the U.S. accounted for 51.8% of our sales in 1997, 57.2% of our sales in 1998 and 38.6% of our sales in 1999. We expect that international sales will continue to be significant. International sales are subject to a variety of risks, including risks arising from currency fluctuations, trading restrictions, tariffs, trade barriers and taxes.

    Because most of our sales are denominated in dollars, our products become less price competitive in countries with currencies that are low or are declining in value against the dollar. In addition, our international customers may not continue to place orders denominated in dollars. If they do not, our reported sales and earnings will be subject to foreign exchange fluctuations.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS, WHICH WILL MAKE PREDICTING OUR FUTURE RESULTS DIFFICULT.

    Historically, our quarterly and annual operating results have varied significantly from period to period, and we expect that they will continue to do so. These fluctuations result from a variety of factors, including:

    - market acceptance of our products, including changes in order flow from our largest customers, and our customers' ability to forecast their needs;

    - the timing of new product announcements by us and our competitors;

    - the lengthy sales cycle of our products;

    - increased competition, including changes in pricing by us or our competitors;

    - delays in deliveries by our suppliers and subcontractors;

    - currency exchange rate fluctuations; and

    - general economic conditions in the geographic areas in which we operate.

    Accordingly, any sales or net income in any particular period may be lower than our sales and net income in a preceding or comparable period. Period-to-period comparisons of our results of operations may not be meaningful, and you should not rely upon them as indications of our future performance. In addition, our operating results may be below the expectations of securities analysts and investors in future periods. Our failure to meet these expectations will likely cause our share price to decline.

WE RELY ON A SINGLE DISTRIBUTOR FOR MOST OF OUR SALES IN JAPAN, AND THE LOSS OF THIS DISTRIBUTOR COULD SUBSTANTIALLY REDUCE OUR SALES.

    Our future performance depends on our ability to compete successfully in Japan, where all of our sales to date have been made through a single distributor, Tomen Electronics Corporation. Upon completion of this offering,
Tomen will own approximately    % of our common stock. We do not have a
distribution agreement with Tomen, and Tomen could terminate its relationship with us at any time. In addition, Tomen is free to distribute the products of our competitors as well as our products, and it is not required to maintain any minimum sales levels. The loss of our relationship with Tomen, or any inability or failure by Tomen to sell our products, could substantially reduce our sales. In addition, we may not succeed in attracting new distributors for the Japanese market or in replacing Tomen in the event that we do not continue our relationship.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL, AND THE LOSS OF THEIR SERVICES COULD SUBSTANTIALLY INTERFERE WITH OUR OPERATIONS.

    Because our products are complex and our market is new and evolving, the success of our business depends in large part upon the continuing contributions of our management and technical personnel. The loss of the services of several of our key officers, including Nathan Hod, our Chairman of the Board, and Arie Heiman, our President and Chief Executive Officer, could substantially interfere with our operations. Our dependence upon these officers is increased by the fact that they are responsible for our sales and marketing efforts, as well as our overall operations. We do not have key person life insurance policies covering any of our employees other than Arie Heiman. The insurance coverage that we have on Mr. Heiman is likely to be insufficient to compensate us for any loss of his services.

WE WILL NOT INCREASE OUR SALES OR GROW OUR BUSINESS IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN QUALIFIED ENGINEERS AND SALES AND MARKETING AND TECHNICAL SUPPORT PERSONNEL.

    We will need to hire additional engineers and highly trained technical support personnel in order to succeed. We will need to increase our technical staff to support new customers and the expanding needs of existing customers, as well as our continued research and development operations. We will need to hire additional sales and marketing personnel to target our potential customers. Hiring engineers and sales and marketing and technical support personnel is very competitive in our industry because of the limited number of people available with the necessary skills and understanding of our products. This is particularly true in Israel and California, where the competition for qualified personnel is intense. If we are unable to hire and retain necessary personnel, our business will not develop and our operating results will be harmed.

OUR PRODUCTS COULD CONTAIN DEFECTS, WHICH WOULD REDUCE SALES OF THOSE PRODUCTS OR RESULT IN CLAIMS AGAINST US.

    We develop complex chips and related software for video compression and video image processing. Despite testing by our subcontractors and our customers, errors may be found in our existing or future products. This could result in, among other things, a delay in recognition or loss of sales, loss of market share, failure to achieve market acceptance or substantial damage to our reputation. We could be subject to material claims by customers, and we may need to incur substantial expenses to correct any product defects. We do not have product liability insurance to protect us against losses caused by defects in our products, and we do not have "errors and omissions" insurance. As a result, any payments that we may need to make to satisfy our customers may be substantial.

FUTURE ACQUISITIONS BY US COULD DIVERT SUBSTANTIAL MANAGEMENT RESOURCES, GIVE RISE TO UNKNOWN OR UNANTICIPATED LIABILITIES AND LEAD TO ADVERSE MARKET CONSEQUENCES FOR OUR STOCK.

    We may acquire or make substantial investments in other companies or businesses in order to maintain our technological leadership or to obtain other commercial advantages. Identifying and negotiating these transactions may divert substantial management resources. An acquisition could require us to expend substantial cash resources, to incur or assume debt obligations, or to issue additional common or preferred stock. We have no experience in making acquisitions and we may not be successful in executing an acquisition transaction or integrating an acquired entity into our operations. These additional equity securities would dilute your holdings, and could have rights that are senior to or greater than the shares that you purchase in this offering. An acquisition could involve significant one-time non-cash write offs, or could involve the amortization of goodwill over a number of years, which would adversely affect earnings in those years. Acquisitions outside our current business may be viewed by market analysts as a diversion of our focus. For these and other reasons, the market for our stock may react negatively to the announcement of any acquisition. An acquisition will continue to require attention from our management to integrate the acquired entity into our operations, may require us to develop expertise in fields outside our current area of focus, and may result in departures of management of the acquired entity. An acquired entity may have unknown liabilities, and its business may not achieve the results anticipated at the time of the acquisition.

                         RISKS RELATING TO OUR INDUSTRY

IF VIDEO COMPRESSION TECHNOLOGY OR OUR IMPLEMENTATION OF THIS TECHNOLOGY IS NOT ACCEPTED, WE WILL NOT BE ABLE TO SUSTAIN OR EXPAND OUR BUSINESS.

    Our future success depends on the growing use and acceptance of video applications for PCs, including the growth of video on the Internet. The market for these applications is new and is still evolving, and may not develop to the extent necessary to enable us to expand our business. We have recently invested and expect to continue to invest significant time and resources in the development of new products for this market. Our dependence on sales of chips and lack of product diversification exposes us to a substantial risk of loss in the event that the video compression market does not develop or if a competing technology replaces our chips. If the target market for our products does not grow, we may not obtain any benefits from these investments.

WE ARE HEAVILY DEPENDENT ON THE U.S. AND JAPANESE MARKETS FOR SALES OF OUR PRODUCTS, AND ADVERSE CHANGES IN THESE MARKETPLACES COULD REDUCE OUR SALES.

    Our future performance will be dependent, in large part, on our ability to continue to compete successfully in the U.S. and Japanese markets, where a large portion of our current and potential customers are located. Our ability to compete in these markets will depend on several factors, including:

    - the state of trade relations among Japan, Israel and the United States;

    - the imposition of tariffs in our industry;

    - adverse changes in the applicable political, economic or regulatory environments;

    - our ability to develop products that meet the technical requirements of Japanese and American customers; and

    - our ability to maintain satisfactory relationships with our Japanese and American customers and distributors.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES THAN WE DO, WHICH MAY MAKE IT DIFFICULT FOR US TO REMAIN PROFITABLE.

    Competition in our industry is intense, and we expect competition to increase. Competition could force us to charge lower prices for our products, reduce demand for our products and reduce our ability to recover development and manufacturing costs.

Some of our competitors:

    - have greater financial, personnel and other resources than we have;

    - offer a broader range of products and services than we offer;

    - may be able to respond faster to new or emerging technologies or changes in customer requirements than we can;

    - may have a more substantial distribution network than we do;

    - benefit from greater purchasing economies than we do;

    - offer more aggressive pricing than we offer; and

    - devote greater resources to the promotion of their products than we do.

We will not be able to compete effectively if we are not able to develop and implement appropriate strategies to address these factors.

INTERNAL DEVELOPMENT EFFORTS BY OUR CUSTOMERS AND NEW ENTRANTS TO THE MARKET MAY INCREASE COMPETITION.

    In the future, some of our customers may internally develop products that will replace the products that we currently sell to them. In addition, some leading companies, with substantially greater resources than we have, may attempt to enter our market. The recent substantial growth in the market for video compression and related technologies is attracting large entrants. We believe that some large companies may have already begun to develop internally the technology that we provide. Furthermore, alliances between semiconductor companies and companies providing software to them could increase our competition.

WE HAVE EXPERIENCED, AND EXPECT TO CONTINUE TO EXPERIENCE, INTENSE DOWNWARD PRICING PRESSURE ON OUR PRODUCTS, WHICH COULD SUBSTANTIALLY IMPAIR OUR OPERATING PERFORMANCE.

    We are experiencing, and are likely to continue to experience, downward pricing pressure on our chips. As a result, we have experienced, and expect to continue to experience, declining average sales prices for our products. Increases in the number of units that we are able to sell or reductions in per unit costs may not be sufficient to offset reductions in per unit sales prices, in which case our net income could be reduced or we could incur losses. Since we must typically negotiate supply arrangements far in advance of delivery dates, we may need to commit to price reductions for our products before we are aware of how, or if, these cost reductions can be obtained. As a result, any current or future price reduction commitments and any inability of our company to respond to increased price competition could substantially impair our operating results.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASE OUR COSTS IN OBTAINING ORDERS AND REDUCES THE PREDICTABILITY OF OUR EARNINGS, AND WE MAY NOT BE ABLE TO RECOUP COSTS FOR PROPOSALS THAT ARE NOT ACCEPTED.

    Our products are technologically complex and are typically designed into applications and products that may be critical to the business of our customers. Prospective customers generally must make a significant commitment of resources to test and evaluate our chips and to integrate them into their products. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new computer accessories. For these and other reasons, the sales cycles of our products to new customers are often lengthy, recently averaging approximately six to nine months.

    Long sales cycles are also subject to a number of significant risks over which we have little or no control. These risks include our customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of our customers' procurement decisions. This complicates our planning process and reduces the predictability of our financial results. We could incur costs that might not be recouped if we respond to a request for proposals from a potential customer who does not purchase our chips.

                        RISKS RELATING TO THIS OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE NET PROCEEDS OF THIS OFFERING AND, IF WE DO NOT ALLOCATE THESE PROCEEDS EFFECTIVELY, YOUR INVESTMENT COULD SUFFER.

    We intend to use the net proceeds from this offering for working capital and general corporate purposes, including funding additional research and development projects and expanding our sales and marketing activities. We may also use a portion of the net proceeds to acquire complementary products, technologies or businesses. However, there is no specific allocation of the proceeds, and our management retains the right to use the net proceeds as they determine. There can be no assurance that management will be able to use the proceeds to continue the growth of our business effectively or to increase our market value.

WE MAY NEED ADDITIONAL FINANCING, AND MAY NOT BE ABLE TO RAISE ADDITIONAL FINANCING ON FAVORABLE TERMS OR AT ALL, WHICH COULD LIMIT OUR ABILITY TO GROW AND INCREASE OUR COSTS.

    We anticipate that we may need to raise additional capital in the future to continue our longer term expansion plans, to respond to competitive pressures or to respond to unanticipated requirements. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all. Our failure to obtain additional financing or our inability to obtain financing on acceptable terms could require us to limit our plans for expansion, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute your holdings or discontinue a portion of our operations.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AN ACTIVE MARKET MAY NOT DEVELOP, THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND THE MARKET PRICE MAY NOT EXCEED THE INITIAL PUBLIC OFFERING PRICE.

    Before this offering, our common stock did not trade in any market, and we cannot be certain that an active market will develop. The initial public offering price may not be indicative of our actual value. Numerous factors, many of which are beyond our control, may cause the market price of the common stock to fluctuate significantly. These factors include, but are not limited to, the following:

    - fluctuations in our quarterly sales and operating results;

    - shortfalls in our operating results from levels forecast by securities analysts;

    - announcements concerning us, our competitors or our customers;

    - announcements of technological innovations, new industry standards or changes in product price by us or our competitors; and

    - market conditions in the industry and the general state of the securities markets, particularly the technology and Israeli sectors.

    In addition, the stock prices of many technology companies fluctuate significantly for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, including recession, international instability or military tension or conflicts, or any such conditions specifically affecting Israel, may adversely affect the market price of our common stock.

If we are named as a defendant in any securities-related litigation as a result of decreases in the market price of our shares, we may incur substantial costs, and our management's attention may be diverted, for lengthy periods of time. The market price of our common stock may not increase above the initial public offering price or maintain its price at or above any particular level.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

    We have not declared or paid any cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. We intend to retain our future earnings, if any, to finance the development of our business. The board of directors will determine any future dividend policy in light of then existing conditions, including our earnings, financial condition and financial requirements. You may never receive dividend payments from us.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK
PRICE.

    After this offering, we will have outstanding approximately       shares of
common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause our stock price to decline. All the shares sold in this offering will be freely tradable. Of the remaining shares of common stock outstanding after this offering, an estimated shares will be eligible for sale in the public market beginning 180 days
after the effective date of this offering. The remaining       shares will
become freely tradable at various times thereafter. In addition, holders of up to approximately 10,894,864 shares of our common stock will have the right to require us to register their shares for resale beginning 180 days after the effective date of this offering. We intend to file a registration statement registering shares of common stock subject to outstanding options or reserved for future issuance under our stock option and purchase plans. As of March 1, 2000, options to purchase a total of 1,527,220 shares were outstanding under our 1999 Stock Option Plan. As a result, common stock issuable upon exercise of outstanding vested options, other than common stock issuable to our affiliates, will be available for immediate resale in the open market. In addition, the sale or registration of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."

THERE WILL BE IMMEDIATE AND SUBSTANTIAL DILUTION TO A PURCHASER OF OUR COMMON STOCK.

    The initial public offering price is substantially higher than the book value per share of our common stock. You will experience immediate and
substantial dilution of $         per share of common stock, based on an assumed
initial public offering price of $         per share, in the net tangible book
value of our common stock from the initial public offering price. To the extent outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER MOST MATTERS SUBMITTED TO A VOTE OF THE STOCKHOLDERS, WHICH WILL LIMIT YOUR POWER TO INFLUENCE CORPORATE ACTION.

    We anticipate that after this offering our officers, directors and present
stockholders will beneficially own    % of our common stock, or    % if the
underwriters' over-allotment option is exercised in full. As a result, these stockholders will have the power to control the outcome of most matters submitted to a vote of stockholders, including the election of members of our board, and the approval of significant corporate transactions. The stockholders purchasing shares in this offering will have little influence on these matters. This concentration of ownership may also have the effect of making it more difficult to obtain the needed approval for some types of transactions that these stockholders oppose, and may result in delaying, deferring or preventing a change in control of our company.

THE EFFECTS OF ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD INHIBIT THE ACQUISITION OF US BY OTHERS.

    Several provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

                   RISKS RELATING TO OUR OPERATIONS IN ISRAEL

CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE
  AND SELL OUR PRODUCTS.

    The offices of our principal operating subsidiary are located in Israel. This facility is the location of, among other things, our research and development efforts. As a result, political, economic and military conditions in Israel directly affect our operations. Accordingly, any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economic or financial condition of Israel could result in a loss of sales or the disruption of our operations. Despite the progress towards peace among Israel, neighboring countries and the Palestinians, the future of these peace efforts is uncertain. A number of countries continue to restrict or ban business with Israel or Israeli companies. Restrictive laws or policies directed towards Israel or Israeli businesses could impair our ability to increase our international sales. Additionally, some of our officers and employees in Israel are obligated to perform up to 39 days of military reserve duty annually. The absence of these employees for significant periods during the workweek may cause us to operate inefficiently during these periods.

CURRENCY FLUCTUATIONS AND THE RATE OF INFLATION IN ISRAEL MAY NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

Most of our sales are in dollars or linked to dollars, and a material portion of our expenses are incurred in New Israeli Shekels (NIS). As a result, we bear the risk that the rate of inflation in Israel will differ from the rate of devaluation of the NIS in relation to the dollar. For example, the annual rate of inflation in Israel was 7.0% in 1997, 8.6% in 1998 and 1.3% in 1999, while the NIS was devalued against the dollar by 8.8% in 1997 and 17.6% in 1998, and the dollar was devalued against the NIS by 0.2% in 1999. The recent devaluation may be followed by an increased rate of inflation in Israel, but the current economic outlook in Israel is uncertain. Our operating results may be materially harmed in the future if the rate of inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of a devaluation lags behind increases in inflation in Israel.

    To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. These measures may not adequately protect us against these risks.

THE GOVERNMENT PROGRAMS AND TAX BENEFITS THAT WE CURRENTLY PARTICIPATE IN OR RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS.

    We benefit from a variety of government programs and tax benefits, particularly as a result of exemptions and reductions resulting from the "Approved Enterprise" status of our existing facility in Israel. To be eligible for these programs and tax benefits, we must continue to meet specific conditions, including making specified investments in fixed assets and financing a percentage of investments with share capital. If we fail to meet these conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits to which we are entitled. Israeli governmental authorities have indicated that these programs and tax benefits may not be continued in the future at their current levels or at any level. The termination or reduction of these programs and tax benefits could increase our expenses substantially.

    Prior to 1995, we obtained royalty-bearing grants from the Office of the Chief Scientist in Israel's Ministry of Industry and Trade to fund a portion of our research and development. The terms of the grants from the Chief Scientist prohibit the transfer of technology developed under these grants to any person without the prior written consent of the Chief Scientist. We may apply for such grants for the development of new products in the future.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS, OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL.

    Substantially all of our executive officers and directors and some of the experts named in this prospectus are nonresidents of the U.S., and a substantial portion of our assets and the assets of these persons are located outside the U.S. Therefore, it may be difficult to enforce a judgment obtained in the U.S. against us or any of those persons or to effect service of process on them outside the U.S. Additionally, it may be difficult for you to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

    Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

    - implementing our business strategy;

    - attracting and retaining customers;

    - obtaining and expanding market acceptance of the products and services we offer;

    - forecasts of Internet usage and the size and growth of relevant markets;

    - rapid technological changes in our industry and relevant markets; and

    - competition in our market.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and except as required under applicable securities law, we assume no obligation to update them or to explain the reasons why actual results may differ.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from the sale of shares of our
common stock in this offering of approximately $         million, and $
million if the underwriters exercise their over-allotment option in full, based
upon an assumed offering price of $         per share and after deducting
estimated underwriting discounts and commissions and offering expenses. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We expect to use the net proceeds from this offering for working capital and other general corporate purposes. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements relating to any of these types of transactions.

    We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We expect to retain any future earnings to fund the development and expansion our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Through our subsidiary, Nogatech Ltd., we participate in the "alternative benefits program" under the Israeli Law for the Encouragement of Capital Investments--1959, under which we receive a number of tax exemptions. These tax exemptions will apply only after our net operating losses are utilized. As a result, we have not yet benefited from these exemptions. If Nogatech Ltd. distributes a cash dividend to us from income which is tax exempt, it would have to pay corporate tax at the rate of between 10% to 15% on an amount equal to the amount distributed and the corporate tax which would have been due in the absence of the tax exemption. As a result, we may determine that it is not in your best interests to cause Nogatech Ltd. to declare a dividend on any of its own profits to us in order to enable us to pay a dividend to our stockholders.

                                 CAPITALIZATION

    The following table summarizes our balance sheet data as of December 31, 1999. This balance sheet data is presented:

    - on an actual basis;

    - on a pro forma basis to give effect to:

       - the sale of 1,196,172 shares of our Series B preferred stock in January 2000;

       - the exercise of options to purchase 120,000 shares of our common stock in January and February 2000; and

       - the exercise of warrants to purchase 111,464 shares of our common stock in January and February 2000; and

    - on a pro forma as adjusted basis to give effect to:

       - the conversion of all outstanding shares of preferred stock into an estimated 9,293,080 shares of common stock upon the closing of this offering;

       - the assumed exercise of options and warrants to purchase up to 1,213,319 shares of our common stock upon completion of this offering at a weighted average exercise price of $1.57 per share; and

       - the sale of the shares of common stock in this offering at the assumed
         initial public offering price of $         per share, after deducting
         the estimated underwriting discounts and commissions and offering expenses.

                                                                    AS OF DECEMBER 31, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ----------   -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Series A redeemable convertible preferred stock, $0.001 par
  value, at redemption value; 30,000,000 shares authorized,
  actual and pro forma; no shares authorized, pro forma as
  adjusted; 15,906,304 shares issued and outstanding, actual and pro forma; no shares issued and outstanding, pro forma
  as adjusted (1)...........................................  $ 8,243     $ 8,243
Series B redeemable convertible preferred stock, $0.001 par
  value, at redemption value; no shares authorized, issued
  and outstanding, actual and pro forma as adjusted;
  1,196,172 shares authorized, issued and outstanding, pro
  forma (1).................................................                5,000
Stockholders' equity:
Common stock, $0.001 par value; 40,000,000 shares
  authorized; 419,370 shares issued and outstanding, actual;
  650,834 shares issued and outstanding, pro forma;
           shares issued and outstanding, pro forma as
  adjusted..................................................        1           1
Additional paid-in-capital..................................    4,754       5,047
Note receivable from a stockholder..........................      (57)        (57)
Deferred compensation.......................................     (392)       (392)
Accumulated deficit.........................................   (9,192)     (9,192)
                                                              -------     -------
Total stockholders' equity (capital deficiency)                (4,886)     (4,593)
                                                              -------     -------
Total capitalization........................................  $ 3,352     $ 8,650
                                                              =======     =======

------------------------------

(1) Our shares of Series A and Series B preferred stock entitle their holders to a liquidation preference in the event that our operations terminate. The terms of the preferred stock provide that events such as a change of control are considered a liquidation that entitles the holders to the liquidation preference.

    The previous information should be read together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

    The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted columns exclude:

    - 1,145,720 shares of common stock issuable as of March 1, 2000 upon the exercise of outstanding stock options issued under our 1999 Stock Option Plan at a weighted average exercise price of $1.17 per share;

    - 3,850,000 shares of common stock reserved for issuance under our 2000 Equity Incentive Plan and 2000 Stock Purchase Plan; and

    - 350,000 shares of common stock issuable as of March 1, 2000 upon the exercise of outstanding warrants at an exercise price of $0.13 per share.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was approximately $3,357,000, or $0.37 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 9,029,153, the number of shares of common stock treated as outstanding on a pro forma basis after giving effect to the conversion of our Series A preferred stock. After giving effect to the sale of the shares of common stock offered in this offering at the assumed public offering price, our pro forma net tangible book value at December 31, 1999 would
have been $         , or $         per share of common stock. This represents an
immediate increase in net pro forma tangible book value to existing stockholders
of $         per share and an immediate dilution of $         per share to new
investors. The following table illustrates the per share dilution:

  Assumed initial public offering price per share...........              $
    Pro forma net tangible book value per share before this
      offering as of December 31, 1999......................   $0.37
    Increase per share attributable to new investors........
                                                               -----
  Pro forma net tangible book value per share after this
    offering................................................
                                                                          -----
  Dilution per share to new investors.......................
                                                                          $
                                                                          =====

    The following table summarizes on a pro forma basis, after giving effect to the conversion of our Series A preferred stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of common stock and Series A preferred stock outstanding as of December 31, 1999.

                                              SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                            --------------------   ---------------------     PRICE
                                             NUMBER     PERCENT      AMOUNT     PERCENT    PER SHARE
                                            ---------   --------   ----------   --------   ---------
Existing stockholders.....................  9,029,153         %    $12,118,00         %      $1.34
New investors.............................
                                            ---------    -----     ----------    -----
  Total...................................               100.0%    $             100.0%
                                            =========    =====     ==========    =====

    If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to % of the total number of shares of common stock to be outstanding after this offering and the number of shares of common stock held by new investors will increase to shares, or % of the total number of shares of common stock to be outstanding immediately after this offering.

    The foregoing discussions and tables assume no exercise of any stock options or warrants outstanding. As of December 31, 1999, there were options outstanding to purchase 1,636,220 shares of common stock at a weighted average exercise price of $0.92 and 1,293,283 warrants outstanding to purchase shares of common stock at a weighted average exercise price of $2.16 per share. If any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The statement of operations data for each of the years in the three-year period ended December 31, 1999 and the balance sheet data at December 31, 1998 and December 31, 1999 are derived from our financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1996 and the balance sheet data at December 31, 1996 and 1997 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 are derived from our unaudited financial statements that are not included in this prospectus. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                 1995         1996       1997       1998        1999
                                                              -----------   --------   --------   --------   ----------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:                                 (UNAUDITED)
Sales.......................................................  $      931    $  2,630   $  2,551   $  3,205   $    8,856
Cost of sales...............................................         777       1,855      1,699      2,038        5,111
                                                              -----------   --------   --------   --------   ----------
Gross profit................................................         154         775        852      1,167        3,745
Operating expenses:
  Research and development..................................       1,314         997      1,266      1,451        2,283
  Sales and marketing.......................................         491         898        695      1,020        1,689
  General and administrative................................         258         473        321        609          880
                                                              -----------   --------   --------   --------   ----------
Total operating expenses....................................       2,063       2,368      2,282      3,080        4,852
                                                              -----------   --------   --------   --------   ----------
Operating loss..............................................      (1,909)     (1,593)    (1,430)    (1,913)       1,107
Other income (expense), net.................................        (288)        (21)       (32)        90           11
                                                              -----------   --------   --------   --------   ----------
Net loss....................................................      (2,197)     (1,614)    (1,462)    (1,823)       1,096
Accretion of redemption value of Series A redeemable
  convertible preferred stock...............................        (120)       (173)      (300)      (383)        (427)
                                                              -----------   --------   --------   --------   ----------
Net loss applicable to common stock.........................  $   (2,317)   $ (1,787)  $ (1,762)  $ (2,206)  $   (1,523)
                                                              ===========   ========   ========   ========   ==========
Net loss per share of common stock, basic and diluted.......  $    (4.04)   $  (3.12)  $  (5.86)  $  (7.13)  $    (4.50)
                                                              ===========   ========   ========   ========   ==========
Weighted average number of shares of common stock
  outstanding...............................................     573,250     573,250    300,709    309,536      338,295
                                                              ===========   ========   ========   ========   ==========
Pro forma net loss per share of common stock, basic and
  diluted...................................................                                                 $    (0.12)
                                                                                                             ==========
Pro forma weighted average number of shares of common stock
  outstanding...............................................                                                  8,948,078
                                                                                                             ==========

                                                                                 AS OF DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                 1995         1996       1997       1998        1999
                                                              -----------   --------   --------   --------   ----------
                                                              (UNAUDITED)          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    1,114    $     95   $    271   $  3,791   $    2,475
Working capital.............................................         915         (96)       223      4,171        3,111
Total assets................................................       2,235       1,368      1,568      5,566        6,321
Series A redeemable convertible preferred stock.............       3,783       4,147      4,954      7,816        8,243
Stockholders' equity (capital deficiency)...................      (1,919)     (4,047)    (4,524)    (3,517)      (4,886)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR HISTORICAL INFORMATION, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE PRINCIPAL FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES IN OUR ACTUAL RESULTS ARE DISCUSSED IN THE SECTION TITLED "RISK FACTORS."

OVERVIEW

    We design and sell video compression chips that establish connections between video devices and computers, as well as connections between video devices across a variety of networks. Our video compression chips and related decompression software use proprietary algorithms designed to provide high quality video, low power consumption and advanced capabilities. These features enable cost-effective plug-and-play video connections.

    In 1995 and 1996, we introduced our NT1001 video chip and NT1002 sound chip for connecting video sources to laptop computers. We sold both of these chips embedded in PCMCIA cards. In 1998, we introduced our NT1003 chip, which compresses video for transfer through the Universal Serial Bus (USB) interface to computers. The USB is an interface standard for connections between a computer and its accessories using a standard cable. We sold the NT1003 chip on a stand-alone basis to OEMs for integration into their video products and also incorporated into our own video devices.

    With the introduction of our NT1003 chip, we began to reduce our sales of NT1001 and NT1002 chips embedded in PCMCIA cards. In addition, we began to increase our sales of NT1003 chips on a stand-alone basis. Our strategy is to continue increasing our sales of chips on a stand-alone basis rather than incorporated into our own video devices. We anticipate that these sales will constitute the primary portion of our future sales.

    We primarily sell our chips to original equipment manufacturers (OEMs) that incorporate our chips into their video applications and products. Purchasers of our chips in 1999 were AME Group, Camtel Technology, Fujitsu General, Hauppauge Computer Works, Ingram Micro, Interex, IO Data, Pinnacle Systems, Sharp Electronics and X-10.com. In 1999, approximately 61% of our sales were derived from customers in North America, 31% from customers in Asia, and 8% from customers in Europe and other regions.

    Our sales are concentrated among relatively few customers. In 1999, sales to Hauppauge represented approximately 24% of sales, sales to Tomen Electronics, our Japanese distributor, represented approximately 14% of sales, and sales to Interex represented approximately 13% of sales. Tomen Electronics accounted for approximately 41% of sales in 1998 and 17% of sales in 1997. Although our principal customers are likely to vary on a quarterly basis, we anticipate that our sales will remain concentrated among a few customers for the foreseeable future.

    The sales prices of our chips decreased in 1999 primarily as a result of increased competition, and we may need to reduce prices further in order to remain competitive. We have offset decreased chip prices by reducing the prices we pay our chip suppliers due to increased volume. In addition, we design each generation of our chips to use more advanced process technology. For example, our NT1003 chip uses 0.60-micron process technology and our NT1004 chip uses 0.35-micron process technology. Our use of smaller micron process technology results in lower costs per chip. We are designing our next generation of chips to be manufactured using smaller micron process technology, which we believe will enable us to reduce manufacturing costs further.

    We have incurred significant net losses since our inception, and we may continue to do so for the foreseeable future. We incurred net losses of $1.8 million in 1998 and $1.1 million in 1999. Our accumulated deficit was $9.2 million as of December 31, 1999.

RESULTS OF OPERATIONS

    The following table sets forth selected data from our consolidated statement of operations as a percentage of sales for the periods indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    1997          1998          1999
                                                                  --------      --------      --------
                                                                       (AS A PERCENTAGE OF SALES)
STATEMENT OF OPERATIONS DATA:
Sales.......................................................        100.0%        100.0%        100.0%
Cost of sales...............................................         66.6          63.6          57.7
                                                                   ------        ------        ------
Gross profit................................................         33.4          36.4          42.3
Operating expenses:
  Research and development..................................         49.6          45.3          25.8
  Sales and marketing.......................................         27.2          31.8          19.1
  General and administrative................................         12.6          19.0           9.9
                                                                   ------        ------        ------
Total operating expenses....................................         89.4          96.1          54.8
                                                                   ------        ------        ------
Operating loss..............................................        (56.0)        (59.7)        (12.5)
Other income (expense), net.................................         (1.3)          2.8           0.1
                                                                   ------        ------        ------
Net loss....................................................        (57.3)%       (56.9)%       (12.4)%
                                                                   ======        ======        ======

    SALES. Sales to OEMs are recorded when we ship our products. We recognize sales to distributors when they ship our products to their customers. We accrue for estimated product warranty and liability costs upon recognition of product sales.

    Sales increased approximately 26% from $2.6 million in 1997 to $3.2 million in 1998 and 176% to $8.9 million in 1999. These increases primarily reflect the increase in unit sales of our products. Sales increased from 1998 to 1999 primarily as a result of increased sales of our NT1003 chip, on both a stand-alone basis and incorporated into our video devices. Our sales in 1997 and 1998 were primarily derived from sales of PCMCIA cards, which we are no longer selling.

    COST OF SALES. Cost of sales consists of component costs, warranty costs, royalties and overhead related to manufacturing our products. Cost of sales increased from $1.7 million in 1997 to $2.0 million in 1998 and to $5.1 million in 1999. These increases were primarily due to increased shipments of our products. Gross margins were 33.4% in 1997, 36.4% in 1998 and 42.4% in 1999. The increase from 1997 to 1998 was primarily due to cost reductions that we implemented in our PCMCIA cards, and the increase from 1998 to 1999 was primarily due to the transition to our higher margin video compression chip business.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of personnel, equipment, software tools and supplies for our research and development activities. Substantially all of our research and development activities occur in our facility in Israel. These expenses are charged to operations as incurred. Our research and development expenses increased from $1.3 million in 1997 to $1.5 million in 1998 and to $2.3 million in 1999. These increases were primarily due to increased levels of research and development activities and related costs of personnel. Research and development expenses as a percentage of sales were 49.6% in 1997, 45.3% in 1998 and 25.8% in 1999. The decrease as a percentage of sales from 1998 to 1999 was due to our substantial increase in sales in 1999. We believe significant investment in research and development is essential to our future success. We plan to increase our research and development activities, including recruiting and hiring additional personnel, and to incur non-recurring engineering expenses associated with the manufacture of our next generation chips, which will result in increased expenses in absolute dollars.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist of salaries and related costs of sales and marketing employees, consulting fees, and expenses for travel, trade shows and promotional activities. Sales and marketing expenses increased from $695,000 in 1997 to $1.0 million in 1998 and to $1.7 million in 1999. These increases were primarily due to increases in the number of our sales and marketing personnel. Sales and marketing expenses as a percentage of sales were 27.2% in 1997, 31.8% in 1998 and 19.1% in 1999. The decrease as a percentage of sales from 1998 to 1999 was due to our substantial increase in sales in 1999. We plan on increasing our sales and marketing activities, including recruiting and hiring additional senior personnel, which will result in increased expenses in absolute dollars.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, strategic and business development, human resources and legal. General and administrative expenses increased from $321,000 in 1997 to $609,000 in 1998 and to $880,000 in 1999. General and
administrative expenses as a percentage of sales were 12.6% in 1997, 19.0% in 1998 and 9.9% in 1999. We expect general and administrative expenses to increase in absolute dollars as a result of our growing operational and corporate activities, including activities related to our operations as a public company.

    OTHER INCOME (EXPENSE), NET. Other income (expense) consists of interest earned on cash and cash equivalents offset by interest expense related to bank loans. Net interest income (expense) was an expense of $32,000 in 1997, income of $90,000 in 1998 and income of $11,000 in 1999.

    INCOME TAXES. As of December 31, 1999, we had approximately $2.3 million of Israeli net operating loss carryforwards, $5.2 million of U.S. federal net operating loss carryforwards and $1.7 million of state net operating loss carryforwards. The Israeli net operating loss carryforwards have no expiration date. The U.S. net operating loss carryforwards expire in various amounts between the years 2004 and 2019.

QUARTERLY RESULTS OF OPERATIONS

    The tables below set forth unaudited statement of operations data for each of the eight consecutive quarters ended December 31, 1999. This information has been prepared on the same basis as our audited consolidated financial statements. The information should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that we believe are necessary to present fairly the unaudited quarterly results. Our limited operating history with respect to our current chips makes the prediction of future operating results difficult or impossible. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                        QUARTER ENDED
                                    -------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                                      1998       1998       1998       1998       1999       1999       1999       1999
                                    --------   --------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Sales.............................   $ 670      $ 589      $ 873     $ 1,073    $   870    $ 1,953    $ 2,947    $ 3,086
Cost of sales.....................     500        361        529         648        518      1,167      1,678      1,748
                                     -----      -----      -----     -------    -------    -------    -------    -------
Gross profit......................     170        228        344         425        352        786      1,269      1,338

Operating expenses:
  Research and development........     359        352        369         370        588        520        622        554
  Sales and marketing.............     209        239        244         329        383        511        413        382
  General and administrative......     116        133        153         207        195        183        215        286
                                     -----      -----      -----     -------    -------    -------    -------    -------
Total operating expenses..........     684        724        766         906      1,166      1,214      1,250      1,222
                                     -----      -----      -----     -------    -------    -------    -------    -------
Operating income (loss)...........    (514)      (496)      (422)       (481)      (814)      (428)        19        116
Other income (expenses), net......     (15)       (17)        64          55         (3)         9         59        (54)
                                     -----      -----      -----     -------    -------    -------    -------    -------
Net income (loss).................   $(529)     $(513)     $(358)    $  (426)   $  (817)   $  (419)   $    78    $    62
                                     =====      =====      =====     =======    =======    =======    =======    =======

                                                                        QUARTER ENDED
                                    -------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                                      1998       1998       1998       1998       1999       1999       1999       1999
                                    --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (AS A PERCENTAGE OF SALES)
Sales.............................   100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales.....................    74.6       61.3       60.6        60.6       59.5       59.8       56.4       56.6
                                     -----      -----      -----     -------    -------    -------    -------    -------

Gross profit......................    25.4       38.7       39.4        39.6       40.5       40.2       43.1       43.4
Operating expenses:
  Research and development........    53.6       59.8       42.3        34.5       67.6       26.6       21.1       18.0
  Sales and marketing.............    31.2       40.6       27.9        30.7       44.0       26.2       14.0       12.4
  General and administrative......    17.3       22.6       17.5        19.3       22.4        9.4        7.3        9.2
                                     -----      -----      -----     -------    -------    -------    -------    -------
Total operating expenses:            102.1      123.0       87.7        84.5      134.0       62.2       42.4       39.6
                                     -----      -----      -----     -------    -------    -------    -------    -------
Operating income (loss)...........   (76.7)     (84.3)     (48.3)      (44.9)     (93.5)     (22.0)      0.70        3.8
Other income (expenses), net......    (2.2)      (2.9)       7.3         5.1       (0.3)       0.5        2.0       (1.7)
                                     -----      -----      -----     -------    -------    -------    -------    -------
Net income (loss).................   (78.9)%    (87.2)%    (41.0)%     (39.8)%    (93.8)%    (21.5)%      2.7%       2.1%
                                     =====      =====      =====     =======    =======    =======    =======    =======

    Our quarterly results tend to fluctuate significantly. Sales decreased from the fourth quarter of 1998 to the first quarter of 1999 because of our shift in product mix from selling chips embedded in PCMCIA cards to selling our chips and video devices to OEMs and the associated time required to ramp-up sales of those products. Sales increased on a quarterly basis in 1999 as a result of increased unit shipments of our NT1003 chip, which was introduced in the second quarter of 1998. Gross margins have generally increased due to the transition to our higher margin video compression chip business.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have funded operations primarily through the private placement of our preferred stock and bank loans. We raised proceeds of approximately $1.8 million in 1997, $5.6 million in 1998 and $4.7 million in January 2000 from private placements of our securities, net of issuance costs. Through January 2000, we issued an aggregate of 15,904,304 shares of Series A preferred stock and 1,196,172 shares of Series B preferred stock. We estimate that these shares will be converted into approximately 9,293,080 shares of our common stock upon the closing of this offering. As of December 31, 1999, we had cash and cash equivalents of $2.5 million, and as of January 31, 2000, we had cash and cash equivalents of $7.1 million.

    Cash used in operations include expenditures associated with development activities and marketing efforts related to commercialization and improvement of our current products, as well as the development of our future products. Cash used in operations was $1.1 million in 1997, $1.8 million in 1998 and $1.1 million in 1999. We made investments in fixed assets of approximately $472,000 between January 1, 1997 and December 31, 1999.

    We have a line of credit arrangement with a bank for an aggregate amount of $2.0 million. The loans under this line of credit bear interest at a rate that is a fixed percentage in excess of the interest rate set by the Bank of Israel. The line of credit is secured by liens on our assets. Bank guarantees provided under the line of credit amounted to approximately $2.0 million at December 31, 1999.

    Our capital requirements depend on numerous factors, including market acceptance of our products, the resources we devote to developing, marketing, selling and supporting our products, the timing and extent of establishing additional international operations and other factors. We expect to devote substantial capital resources to expand our research and development and our sales and marketing activities, and to other general corporate activities. We expect that the net proceeds from this offering, our cash on hand and cash from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds which we may not be able to obtain on acceptable terms, if at all.

BENEFICIAL CONVERSION CHARGE

    In January 2000, we issued 1,196,172 shares of our Series B preferred stock to a financial investor, which will convert into shares of our common stock upon the closing of this offering. In connection with this issuance, we will record a beneficial conversion charge of $5.0 million in the three months ended
March 31, 2000. This charge will be calculated as the difference between the estimated fair value of one share of our common stock on the date of issuance and the per share conversion price applicable to the Series B preferred stock, multiplied by the number of shares of common stock into which the shares of Series B preferred stock are convertible. This nonrecurring charge will be entirely reflected as a decrease of any net income that we record that is applicable to common stock during this period, against a corresponding credit to additional paid-in capital.

EFFECTIVE CORPORATE TAX RATES

    Our tax rate will reflect a mix of the U.S. federal and state tax on our U.S. income and Israeli tax on non-exempt income. The majority of our Israeli subsidiary's income is derived from our capital investment program with "Approved Enterprise" status under the Israeli Law for the Encouragement of Capital Investments--1959, and therefore is eligible for tax benefits. Under these benefits, we will enjoy a tax exemption on income derived during the first four years in which this investment program produces taxable income, provided that our Israeli subsidiary does not distribute this income to us as a dividend, and a reduced tax rate of 10% to 15% for the remaining term of the program. All of these tax benefits are subject to various conditions and restrictions. Since we have incurred tax losses through December 31, 1999, we have not yet used the tax benefits for which we are eligible.

YEAR 2000 ISSUES

    We currently are not aware of any Year 2000 problem in any of our critical systems and products. However, the success to date of our Year 2000 efforts cannot guarantee that a Year 2000 problem affecting third parties upon which we rely will not become apparent in the future and interfere with our operations or otherwise harm our business.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires recognition of all derivatives at fair value in the financial statements. We believe that, upon implementation, the standard will not have a significant effect on our financial statements.

MARKET RISK

    We are exposed to financial market risks including changes in interest rates and foreign currency exchange rates. Substantially all of our cash and cash equivalents consisted of short-term deposits and therefore are not subject to significant interest rate risk. Substantially all of our sales and capital spending is transacted in U.S. dollars, although a substantial portion of the cost our operations, relating mainly to our personnel and facilities in Israel, is incurred in New Israeli Shekels or NIS. We have not engaged in hedging transactions to reduce our exposure to fluctuations that may arise from changes in foreign exchange rates. In the event of an increase in inflation rates in Israel, or if appreciation of the NIS occurs without a corresponding adjustment in our dollar-denominated sales, our results of operations could be materially harmed.

                                    BUSINESS

OVERVIEW

    We design and sell video compression chips that establish connections between video devices and computers, as well as connections between video devices across a variety of networks. Our video compression chips and related decompression software use proprietary algorithms designed to provide high quality video, low power consumption and advanced capabilities.

    Our products simultaneously compress video and stream audio and data, enabling real-time transmission into personal computers and personal digital assistants through the Universal Serial Bus (USB) interface standard. The USB is a widely accepted interface standard for plug-and-play connections between a PC and its accessories. Our chips are integrated into PC digital video cameras, video capture devices and PC-TVs.

    Our products are compatible with the Windows 95, Windows 98, Windows 2000, Mac OS and Windows CE operating systems. In addition to our chips, we also sell our own video devices that incorporate our chips.

    Demand for video over the Internet and over other communication networks, for convenient connectivity solutions and for low-cost video-enabled consumer products is currently undergoing substantial growth. In order to meet this demand, the Moving Picture Experts Group, an industry committee commonly known as MPEG, has developed a new standard for video compression known as MPEG-4. We expect that MPEG-4 will be the primary standard for integrating and standardizing a wide range of video applications. We are currently in the early stages of developing our next generation of chips to be compatible with the MPEG-4 compression standard. We believe that compatibility with the MPEG-4 standard will enhance the market for our chips.

    In 1999, purchasers of our products included AME Group, Camtel Technology, Fujitsu General, Hauppauge Computer Works, Interex, IO Data, Pinnacle Systems, Sharp Electronics and X-10.com.

INDUSTRY BACKGROUND

    RECENT MARKET TRENDS

    The markets for products that incorporate our chips are growing rapidly. The primary factors driving this growth include the following:

    - IMPLEMENTATION OF PLUG-AND-PLAY CONNECTIONS: New PC systems today are generally being developed and shipped to the market with standard plug-and-play interface ports. The USB is a widely accepted standard interface between PCs and computer accessories. International Data Corporation (IDC) estimated that the USB would be available on 92.2% of all desktop PC shipments in the U.S. in 1999 and would reach 100% by the year 2001. As a result, the demand for plug-and-play computer accessories, especially in the video area, is expected to increase.

    - CONVERGENCE OF TV AND PC: In recent years, there has been substantial convergence of applications designed for television sets and PCs, including the capacity to watch television broadcasts on a PC. This development has resulted in the introduction of new services and products, such as targeted interactive Internet and TV advertising, video streaming and digital TV and set top boxes.

    - ESTABLISHMENT OF BROADBAND COMMUNICATION NETWORKS: Broadband communication networks based on cable and wide-band digital subscriber line (DSL) modems enable the use of digital video applications for high speed Internet access and voice, data and video communications. We believe that broadband communication networks will increase the popularity of applications such as video conferencing and video streaming. These networks may also lead to the development of future applications, such as video cellular phones, that will require advanced video compression and capture technology. According to a November 1999 IDC study, the number of U.S. households using cable modems was expected to grow to 1.3 million in 1999 and to reach 9.0 million by 2003.

    - DRAMATIC GROWTH OF INTERNET COMMUNICATION: According to IDC, there were an estimated 142 million users of the Internet at the end of 1998 and the number of users is expected to grow to over 500 million by the end of 2003. The dramatic growth of the Internet has led to substantial increases in the amount of video, audio and other data that is transferred between computers. In addition, Internet communication increasingly involves video and audio streaming. As a result, there has been substantial growth in the use of digital cameras for video e-mail, webcams, video conferencing and website development, driving demand for products that can input video images into computers.

    - STANDARDIZATION OF DIGITAL VIDEO COMPRESSION: The sharp increase in demand for video compression for the Internet, for convenient connections between computers and for video-enabled consumer products has fueled the computer industry's search for a compression standard. We expect that MPEG-4 will become the primary standard for integrating and standardizing a wide range of applications, including video streaming, digital television broadcasting, home video archiving, interactive local multimedia and other modes of video communication across the Internet and third generation mobile phone and broadcast networks. We believe that the standardization of video compression through the growing acceptance of MPEG-4 will significantly expand the range of products and devices that use the next generation of our chips.

    THE CHALLENGES

    The technologies involved in video compression and its integration into computer products pose unique challenges:

    - TIME TO MARKET: In the computer industry, the average product life cycle is short, making time to market critical. As a result, manufacturers must continuously, effectively and rapidly offer new products.

    - CPU EFFICIENCY: Video applications, such as video conferencing, video e-mail and other related video capture software programs, use significant power and memory of the CPU to compress and decompress video data. Typically, the more complex the video application, the greater the utilization of the CPU. The continued expansion of video applications requires improvements in CPU speed and efficiency and, in particular, requires an efficient balance between video compression and decompression in order to minimize CPU usage.

    - FLEXIBLE ADAPTATION TO CHANGING COMPUTER INTERFACES AND MULTIPLE OPERATING
      SYSTEMS: The USB is currently the most popular PC interface standard. In the future, however, manufacturers may introduce interfaces based on new standards. In addition, OEMs offer their products for use on a wide range of operating systems. As a result, the chips used for video devices must operate with major operating systems for PCs and personal digital assistants, including Windows and Mac.

    - QUALITY OF VIDEO IMAGE: Efficient video compression algorithms are essential for high quality video imaging. Without seamless migration of the video image from the camera to the ultimate display on the screen, poor quality video images will occur. As a result, the efficiency of algorithms must continue to develop in a manner consistent with the complexity of the video data that is being transmitted.

    - DEMAND FOR STANDARD VIDEO COMPRESSION: The proliferation of video communication applications has fueled the demand for standard video compression for wide and narrow band video communication across the Internet and mobile and broadcast networks. Video compression chips and algorithms must enable video compression and archiving for a broad range of applications in the new standardized environment that we expect will be governed by MPEG-4.

THE NOGATECH SOLUTION

    Our products are designed to address the substantial need for video connections for computers. Our video compression chips, which are based upon our algorithms, are incorporated into new video-to-PC solutions for consumer electronics products, such as PC-TVs and PC digital video cameras. We expect to develop new algorithms and chips that will respond to the growing demands for connections between video devices across a variety of networks resulting from increasing Internet video use and plug-and-play applications.

    We believe that we were the first company to introduce a single chip that enabled the streaming of video, audio and data through the USB interface for a variety of PC video products and applications. Our chips operate on all major operating systems for PCs and personal digital assistants and are compatible with a wide variety of video applications.

    We believe that our technology and expertise will enable us to develop future products that will comply with the evolving standardization of video compression reflected in MPEG-4. We anticipate that our chips will have wide applications for the broadband communication networks that are being established and will ensure high video quality for the advanced video communication that those networks will facilitate.

    We believe that our products have successfully addressed the market's challenges as follows:

    - TIME TO MARKET: We design our chips to be compatible with products of leading OEMs and consumer electronics companies. We support our customers with reference designs that facilitate their ability to respond quickly and efficiently to market demands. In addition, we work closely with our customers to tailor our products to meet their specific needs. We assist our customers in integrating our chips into their products and to help them bring their new products to market on a cost-effective and timely basis.

    - CPU EFFICIENCY: Our chips require low usage of CPU processing time, memory and power. This is achieved through the combination of advanced compression algorithms and efficient decompression software tailored specifically to transferring video into the computer through the USB interface.

    - FLEXIBLE ADAPTATION TO CHANGING COMPUTER INTERFACES AND MULTIPLE OPERATING
      SYSTEMS: We have developed compression algorithms that respond to the changing requirements of a wide variety of computer interfaces. As the interfaces have changed and advanced, we have adapted our technology to the new interfaces. In addition, our products are used on a variety of operating systems. We believe that we can rapidly adapt our software to other operating systems. Our design also offers our customers additional versatility in that our chips can be incorporated into different video-based accessories, which reduces the customers' time to market, support costs and overall chip costs.

    - QUALITY OF VIDEO IMAGE: Our compression algorithms are designed to minimize noticeable degradation in video images.

    - DEMAND FOR STANDARD VIDEO COMPRESSION: We have developed substantial knowledge and experience in developing video compression algorithms in order to develop algorithms and chips that can implement the broad range of video applications that will be possible in the standardized MPEG-4 environment.

BUSINESS STRATEGY

    Our goal is to be the leading provider of video connection solutions using enhanced video compression technology and plug-and-play interfaces.

    The following are the key elements of our strategy:

    - MAINTAIN EXPERTISE IN VIDEO COMPRESSION TECHNOLOGY: We use our expertise in developing and implementing algorithms and software to develop chips that establish connections between video devices and computers, as well as connections between video devices across a variety of networks and media. We believe that our expertise in all aspects of video compression technology and our focus on emerging industry standards enable us to design "system-on-chip" products for video connections that are attractive to a broad range of customers. Our engineering team of mathematicians and chip designers, of which a significant number hold Ph.D. and MSEE degrees, is experienced in all aspects of algorithm development. For over 15 years, our key development personnel have been developing video compression technology and video connectivity products. We are active committee members in the Video Class USB Implementers Forum, an industry organization founded by the companies that developed the USB standard.

    - FOCUS ON HIGH VOLUME APPLICATIONS: We focus on designing chips for manufacturers of video products for emerging high volume PC business and consumer applications, such as video streaming, interactive multimedia on mobile networks and digital multimedia broadcasting. In cooperation with leading manufacturers of video equipment in the commercial and consumer markets, we attempt to identify market segments that have the potential for substantial growth and to tailor our products for these markets. By focusing our marketing efforts on leading OEMs with large volume potential, we believe that we will reach a substantial segment of our potential customer base while minimizing the cost and complexity of our marketing efforts.

    - CREATE AND STRENGTHEN OUR RELATIONSHIPS WITH KEY CUSTOMERS: Our goal is to sell our products to leading OEMs in the consumer electronics market and to develop long-term working relationships with them. We work closely with our customers to develop and modify our chip designs to meet their particular needs. Based upon our experience with our customers' projects, we typically are involved from the design stage to the product launch stage.

    - BUILD EXISTING TECHNOLOGIES TO PENETRATE NEW MARKETS: We plan to use the algorithms that we developed in connection with the current video-based USB market to develop new chips for future products. Our new products use many of the same design features that we have previously developed. We believe that these factors will enable us to quickly establish new reference designs for emerging new market opportunities for our existing and potential OEM customers.

PRODUCTS

    We design, develop and market chips for video connectivity that enable video-to-PC connections and high quality video on PCs. Our chips are "system-on-chip" products that process and compress video images and handle the transfer of data through the USB interface. Our chips work in tandem with our PC-based software, which decompresses and processes the video. We believe that our chips, which are small, power-efficient and compatible with a variety of operating systems, are effective PC interface solutions for manufacturers of USB-based digital video cameras, PC-TVs and video capture devices. We also provide our customers with comprehensive reference designs for our chips. These reference designs enable our customers to design and build new products rapidly and to reduce significantly the amount of time that they need to introduce new products.

    Each of our chips incorporates its own related software. Our software is the interface between the chips and PCs and can be installed and used rapidly, enabling plug-and-play connectivity. Our software enables video decompression, USB protocol implementation and video device control, such as brightness, hue and zoom control. The key feature of our software is its ability to maintain high video quality while using the CPU's resources efficiently.

    The role that our chips play in the transmission of digital video from a video device to a PC is illustrated below:

                                    [CHART]

    In the future, we expect that more advanced versions of our chips will support additional connections between PCs and video-based accessories, as well as video network connections for the Internet and mobile and broadcast communication networks. We anticipate that our next-generation chips will be compatible with MPEG-4 applications. These applications include advanced video streaming through the Internet, digital video archiving, personal video recorders and high quality streaming using wireless networks.

    In 1995 and 1996, we introduced our NT1001 video chip and NT1002 sound chip for connecting video sources to laptop computers. We sold both of these chips embedded in PCMCIA cards. In 1998 we introduced our NT1003 chip which compresses video for transfer through the USB interface to computers. We sold the NT1003 chip on both a stand-alone basis to OEMs for integration into their video products and also incorporated into our own video devices.

    The following table describes our current and anticipated future chips and the products in which they are or are expected to be used:

--------------------------------------------------------------------------------------------------
 CHIP     DATE INTRODUCED                DESCRIPTION                       OEM PRODUCTS
--------------------------------------------------------------------------------------------------
NT1003  Second quarter 1998   - Video compression across USB     - PC-TVs
                                interface                        - Video capture devices
                              - Plug-and-play                    - PC digital video cameras
                              - Low power consumption
--------------------------------------------------------------------------------------------------
NT1004  Fourth quarter 1999   - Video compression, audio and     - PC-TVs
                                data streaming across USB        - PC digital video cameras
                                interface                        - Video capture devices
                              - Plug-and-play
                              - Low power consumption
--------------------------------------------------------------------------------------------------
NT1005  Scheduled for second  - Companion chip for NT1004 chip   - PC-TVs with VBI
        quarter 2000          - Data streaming enhancements:
                                Vertical Blank Interval (VBI)
--------------------------------------------------------------------------------------------------
NT1006  Scheduled for third   - Dual mode camera chip for        - PC digital video cameras, with
        quarter 2000          digital still pictures when          possible dual mode for digital
                                detached from computer and live    still pictures
                                video when connected to          - Webcams
                                computer
                              - For USB and wireless Bluetooth
                                interfaces
--------------------------------------------------------------------------------------------------

    NT1003. The NT1003 is a video chip for video communication across the USB channel to the PC. The NT1003 chip is incorporated into a variety of video products, including PC-TVs, PC digital cameras and video capture devices. We also sell our own video devices that incorporate the NT1003 chip. These devices include our PC-TV device, which enables users to watch television on a PC, video cable adapters and PC digital video cameras.

    NT1004. The NT1004 chip incorporates video, audio and data streaming into a single chip for video, audio and data transfer across the USB channel to the PC. In addition to its use with PC cameras and PC-TVs, the NT1004 can be incorporated into PC set-top boxes, cable modems and computer displays.

    NT1005. The NT1005 is a companion chip to the NT1004. We expect to introduce this chip in the second quarter of 2000. It is being designed to enhance the NT1004 chip by offering additional features such as data streaming for Vertical Blank Interval (VBI), which enables text to be displayed on a screen in connection with PC-TV applications.

    NT1006. The NT1006 chip is scheduled to be introduced in the third quarter of 2000. It is being designed to enable larger video images than the NT1004 chip and has additional features, such as dual mode camera functionality for still and video images. It also enables the transmission of live video through the Bluetooth interface, a standard for short range wireless transmissions.

    NEXT GENERATION. We are designing our next generation chips to be compatible with the MPEG-4 standard. These chips will be designed to provide video streaming through the Internet and video archiving for personal computers, personal digital assistants, PC digital video cameras, video capture devices and PC-TVs.

SALES AND MARKETING

    The majority of our customers are OEMs that buy our chips and design them into their products. We work closely with existing and potential customers to assist them in integrating our chips into their products by offering reference designs and close collaboration with our application engineers. In some cases, we collaborate with manufacturers whose products work together with our chips to create and market reference designs for OEM customers. This approach encourages these manufacturers to market our chips with their products, increasing our market reach and visibility.

    We market our products worldwide from our direct sales offices in the U.S. and Israel. We depend solely upon Tomen Electronics for distribution of our products in Japan, which we view as a critical market for our success. We provide marketing and customer support services from our U.S. office.

    The following table sets forth OEM purchasers of our products in 1999 and their products incorporating our chips:

--------------------------------------------------------------------------------------------------
              PURCHASER                                         PRODUCTS
--------------------------------------------------------------------------------------------------
              AME Group                  Video capture devices, PC digital video cameras, PC-TVs
          Camtel Technology              Video capture devices, PC digital video cameras, PC-TVs
           Fujitsu General                              PC digital video cameras
      Hauppauge Computer Works                        Video capture devices, PC-TVs
               Interex                                    Video capture devices
               IO Data                                    Video capture devices
          Pinnacle Systems                                       PC-TVs
          Sharp Electronics                               Video capture devices
              X-10.com                                    Video capture devices
--------------------------------------------------------------------------------------------------

    We do not have long-term contracts with any of our customers. Sales of our products are made under firm purchase orders. However, we do at times allow customers to reschedule deliveries. Our business is characterized by short lead times and quick delivery schedules. Our backlog fluctuates substantially from period to period. As a result, we do not believe that backlog at any given time is a meaningful indicator of future sales.

CORE TECHNOLOGY

    We believe that one of our key competitive advantages is our unique core technologies. These range from advanced video compression and image processing algorithms to the design of our system architecture, efficient software implementation, cost-effective design of high-performance video processing chips and the integration of these core technologies into our chips. We have developed and continue to build on the following key technology areas:

    - standard and proprietary high quality video compression algorithms;

    - advanced image processing algorithms that enable our bit rate control of USB data, Vertical Blank Interval (VBI) detection, infrared remote control detection and scene analysis for computer control applications;

    - multiple-platform video streaming software for Windows 95, 98, 2000, CE and Mac operating systems; and

    - implementation of "system-on-chip" architecture for multiple video applications.

    Each of these technologies is described in further detail below:

    STANDARD AND PROPRIETARY HIGH QUALITY VIDEO COMPRESSION ALGORITHMS

    Video compression techniques exploit redundancies between various parts of the video image and redundancies between consecutive video frames. These redundancies are used to reduce the data required for representing video on the computer while maintaining acceptable video quality. In "closed loop systems," such as video data transmitted through the USB interface, no industry standard is required. However, in open systems such as the Internet, standard protocols must be used to facilitate communications between different systems. As a result, our technology addresses standard as well as proprietary video compression techniques.

    Our compression technology provides the following features:

    - high quality image with minimal and imperceptible degradation of the picture;

    - high frequency details of the image, including edges;

    - efficient use of CPU resources;

    - use of minimal silicon area on the chip;

    - ability to compress images and display them in real time; and

    - highly efficient cost and performance.

    We are developing advanced video processing technology for implementation and enhancement of the MPEG-4 video compression standard for PC video accessories and for communication across networks. MPEG-4 builds on the experience of the MPEG-1 and MPEG-2 standards, which are currently used in digital video applications. MPEG-4 is rich in features, and can be customized to serve the needs of specific industries while preserving a high level of interoperability across a variety of applications. It allows a new level of interaction with visual content, providing the ability to view, access and manipulate objects rather than pixels. MPEG-4's impact is especially significant in video streaming, digital television, mobile multimedia and game applications. We are adapting and enhancing our existing core technologies in order to develop algorithms and chips that will be compatible with the variety of Internet video, plug-and-play and other applications based upon MPEG-4.

    IMAGE PROCESSING ALGORITHMS

    We have developed a library of digital signal, image and video processing algorithms that provide video image processing solutions for different video applications. These algorithms enable the delivery of additional functionality, such as segmentation of objects by motion, bit rate control, VBI detection and camera-aided touch-screen, as described below. The segmentation of objects by motion is a key pre-processing algorithm for the MPEG-4 standard. Since the MPEG-4 standard allows the separation of images into distinct visual objects, it supports higher quality video images, especially for mobile applications. We use bit rate control, VBI detection, multiple-platform video streaming software and system-on-chip architecture in our products, and we expect to include camera-aided touch screen in our future products. These additional functions can be described as follows:

    - Bit rate control

       In the USB interface, the available channel bandwidth between the PC and its accessories varies. Consequently, when only a single accessory is connected to the PC, available bandwidth may be fairly broad, while in cases where multiple accessories are connected, the available bandwidth per accessory will be narrower. Our flexible image processing algorithms allow the

       PC to choose any bandwidth per accessory at variable rates. This technology can be modified to comply with restrictions imposed by the MPEG-4 standard and for other computer interfaces.

    - VBI detection

       Vertical Blank Interval (VBI) is a standard technique that enables transmission of digital data simultaneously with standard analog video. This technique is used by most cable, over the-air and satellite television companies and involves the insertion of information such as closed-captions into the blank vertical lines in the broadcast video data stream. We have developed an algorithm that allows detection of the VBI information. In addition, we have developed technology that allows our chips to use the VBI information to integrate television, VBI and Internet capabilities.

    - Multiple-operating system video streaming software

       We have developed software that can be implemented on various operating systems while maintaining an efficient decompression algorithm and bit rate control. Our software maintains system stability, plug-and-play and ease of use while achieving high performance on the target operating system. The software, when used together with our chips, provides a complete system solution. We work with Microsoft Corporation and Apple Corporation to ensure that our software works properly on their operating systems.

    - "System-on-chip" architecture

       Our chips are "system-on-chip" solutions, consisting of an image processing unit, image compression unit and an interface protocol unit. The image processing unit is designed to comply with as many available digital video sources as possible. Our chips can process images from most video sources without additional hardware changes. Using our chips, systems designers are able to develop many cost-effective applications for camera sensors, tuners or video decoders without any restrictions.

       The image compression unit compresses the video signal to the desired bit rate. The interface protocol unit handles the USB data transfer while optimizing overall system performance, reliability, flexibility, image quality, size, cost and power consumption.

    - Camera-aided touch-screen

       We developed our camera-aided touch-screen technology to provide touch-screen pointing and selecting functionality using a conventional low cost video camera together with image processing software running on the PC. The video camera is used to obtain a video image of a finger or a pointing device, pointing at an icon on the screen. The image processing algorithm analyzes the video image and determines whether the icon is being touched. In response, the computer performs the required operation of the icon. We have applied for a patent relating to this technology, which we plan to incorporate into our software.

RESEARCH AND DEVELOPMENT

    In order to accommodate the rapidly changing needs of the markets that we serve, we place a major emphasis on research projects designed to improve our existing chips, software and reference designs. We are developing more advanced video compression and video connectivity technology to meet the new standards that are currently evolving. These new products will enable our customers to operate their video-enhanced devices with the interfaces that will be used on future PC platforms. From time to time, we engage in research and development projects with our customers to develop special devices for their specific product designs.

    We are designing the NT1006 chip to support multiple applications, including digital still camera mode as well as live video camera mode and the transmission of live video for wireless applications. In 2000, a significant part of our development efforts will concentrate on MPEG-4 technology.

    As of March 1, 2000, 18 of our employees were engaged in research and development.

    Prior to 1995, we participated in two Israeli government research and development incentive programs, under which we received research and development participation of approximately $263,000. We are obligated to pay royalties at rates that generally range from 100% to 150% of revenues resulting from the funded projects up to maximum amounts of 100% to 150% of the funded amount. Because we no longer intend to manufacture and sell products developed under the projects funded by the Chief Scientist, we believe that we no longer have royalty liability to the Chief Scientist.

MANUFACTURING

    Our manufacturing process consists primarily of the production of chips, test engineering, assembly of chips and OEM products and quality control. In 1998 and 1999, Fujitsu Microelectronics Europe and Hyundai Electronics manufactured all of our chips, which we purchased from an independent distributor. We may use additional manufacturing sources in the future. Our manufacturers use a range of manufacturing technology, known as process technology. Our NT1003 chip is based on 0.60-micron process technology. Our NT1004 and NT1005 chips are based on the more advanced 0.35-micron process technology. We believe that other components are generic in nature and can be obtained from a variety of suppliers. Our USB video devices are assembled by subcontractors in Israel.

COMPETITION

    Our industry is characterized by intense competition. The markets in which we operate are characterized by rapid technological change, evolving industry standards and declining average selling prices, and we expect them to become increasingly competitive. We believe that the key competitive factors in our markets are product design, performance, price, features, size, reliability, time to market and customer support. In particular, we believe that our ability to offer chips that have the flexibility to be used in a variety of products and on a variety of operating systems will be critical to the competitiveness of our products.

    Our principal competitors in the sale of USB-compliant chip solutions for video applications include Divio, SunPlus Technology and Winbond Electronics, each of which supplies these chips to OEMs for use in consumer electronics products. We expect that large manufacturers of generic chips or manufacturers of chips in the video compression arena, such as Zoran and C-Cube Microsystems, may begin marketing competing chips and become more active in our target markets. Additionally, in the future, some of our customers may internally develop products that we currently sell to them.

    Some of our competitors have greater financial, personnel and other resources or offer a broader range of products and services than we do, and may be able to respond more quickly to new or emerging technologies or changes in customer requirements, benefit from greater purchasing economies, offer more aggressive pricing or devote greater resources to the promotion of their products. In addition, one or more of our competitors may develop products that are superior to ours or that will achieve greater market acceptance than our products.

    We believe that our success will depend primarily on our ability to provide technologically advanced and cost-effective video connectivity solutions for consumer electronics products. Additionally, we will have to provide our customers with a short time to market for their products and responsive customer support.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Our success is largely dependent upon proprietary technology. We rely primarily on a combination of copyright and trade secret laws, as well as confidentiality procedures and contractual provisions, to protect our proprietary rights. We also rely to a lesser extent on trademark protection concerning various names and marks that serve to identify our products.

    We have applied for three U.S. patents that relate to our video technology. These patent applications do not cover our proprietary algorithms, for which we have not applied for patents to date. We also seek to protect our proprietary rights through copyright protection and through restrictions on access to our trade secrets and other proprietary information contained in confidentiality agreements with our customers, suppliers, employees and consultants. While our ability to compete may be affected by our ability to protect our intellectual property, we believe that, because of the rapid pace of technological change in our industry, maintaining our technological leadership and our comprehensive familiarity with all aspects of the technology contained in our chips and associated software is of great importance in addition to patent protection.

EMPLOYEES

    As of March 1, 2000, we employed a total of 39 persons worldwide, including 18 in research and development, 10 in technical service support, sales and marketing, eight in management and administration and three in operations. Thirty-five of our employees are based in Israel and four of our employees are based in Santa Clara, California. None of our employees is subject to a collective bargaining agreement, and we consider our relations with our employees to be good.

    Israeli labor laws and regulations are applicable to our employees in Israel. These laws principally concern matters such as paid annual vacation, paid sick days, length of the workday, pay for overtime, insurance for work-related accidents, severance pay and other conditions of employment. Israeli law generally requires severance pay, which may be funded by Manager's Insurance, described below, upon the retirement or death of an employee or termination of employment without cause. This insurance policy provides a combination of savings plans, insurance and severance pay, if the employee is legally entitled upon termination of employment. Furthermore, Israeli employees and employers are required to pay specified sums to the National Insurance Institute. Since January 1, 1995, these amounts also include payments for national health insurance. The payments to the National Insurance Institute are approximately 14% of wages, up to a specified amount. The employee contributes approximately 66% and the employer contributes approximately 34% of these amounts. Although not legally required, we regularly contribute to a "Manager's Insurance" fund or to a privately managed pension fund on behalf of our employees located in Israel.

LEGAL PROCEEDINGS

    We are not a party to any legal proceedings.

FACILITIES

    We lease a 1,800 square foot facility in Santa Clara, California at an annual rental of approximately $60,000. This lease expires in September 2002. Our main office and research and development facilities, located in Kfar Saba, Israel, occupy approximately 7,800 square feet, which we lease at an annual rental of approximately $95,000. This lease expires in February 2003, with an option to extend until February 2008, subject to an increase in our annual rental payments to a range of $120,000 to $140,000. We believe that our properties are adequate to meet our current needs and that any additional space that we may need in the future will be available on commercially reasonable terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to our directors and executive officers:

NAME                                       AGE                           POSITION
----                                     --------                        --------
Nathan Hod.............................     54      Chairman of the Board
Arie Heiman............................     53      President and Chief Executive Officer and Director
Yaron Garmazi..........................     36      Chief Financial Officer and Secretary
Aryeh Gavrieli.........................     38      Vice President of Engineering
Liat Hod...............................     26      Vice President of Business Development
Gerald Dogon...........................     60      Director
Avraham Fischer........................     43      Director
Davidi Gilo............................     43      Director
Moshe Harel............................     59      Director
Yirmiyahu Kaplan.......................     64      Director
Andrew Schonzeit.......................     43      Director
Yossi Vinitski.........................     33      Director

    NATHAN HOD co-founded Nogatech in 1993. Mr. Hod has served as our Chairman since August 1995. From August 1995 though November 1995, Mr. Hod also served as our Chief Executive Officer, Treasurer and Chief Financial Officer. From March 1994 until July 1998, Mr. Hod also served as Chief Executive Officer and President of DSP Communications, a manufacturer of digital wireless technology that was acquired by Intel in 1999. From November 1997 until October 1998,
Mr. Hod also served as Chairman of the Board of DSP Communications. Mr. Hod also served as General Manager of Scitex Japan, a subsidiary of Scitex Corporation, a developer of imaging and publishing systems, from 1986 until 1992. Mr. Hod has a Masters degree in Business Administration from the University of Massachusetts, Amherst.

    ARIE HEIMAN, PH.D., co-founded Nogatech in 1993. Dr. Heiman has served as a director and as our Chief Executive Officer since November 1995 and served as our Chief Financial Officer between November 1995 and February 1999. In addition, from January 1993 to November 1995, Dr. Heiman served as our Vice President of Engineering and Technology. From 1990 to 1993, Dr. Heiman served as Vice President, Image Activity for DSP Group, a computer technology company. From 1978 to 1990, Dr. Heiman was Head of Digital Signal Processing Activities for Tadiran Communications Group, an electronics/communications manufacturing company. Dr. Heiman has a Ph.D. degree in Electrical Engineering from Tel Aviv University.

    YARON GARMAZI has served as our Chief Financial Officer since February 1999. From 1995 until that time, he served as Controller for DSP Communications, where he was responsible for the company's financial reporting system. Prior to that time he was an auditor with Doron & Co., an Israeli accounting firm.
Mr. Garmazi has a Bachelors degree from Tel Aviv Management College. Mr. Garmazi is an Israeli certified public accountant.

    ARYEH GAVRIELI has served as our Vice President of Engineering since January 1998. From January 1997 to December 1997, Mr. Gavrieli served as our Vice President of Mobile Video Conference Products. From 1993 to December 1996 he held various engineering positions with us. Mr. Gavrieli was with the image processing group at DSP Group from 1991 to 1993. He was with the Israeli Defense Forces during from 1985 to 1991. Mr. Gavrieli has a Masters of Science degree in Electrical Engineering from the Technion Israel Institute of Technology.

    LIAT HOD has served as our Vice President of Business Development since August 1996. Between January 1996 and July 1996, she was our U.S. Marketing Manager. Ms. Hod received her Masters degree in Business Administration from San Francisco State University in June 1996. Ms. Hod is the daughter of Nathan Hod, our Chairman of the Board.

    GERALD DOGON has served as a director since August 1999. Mr. Dogon served as a director of DSP Communications from November 1997 through January 1999, as Chief Financial Officer of DSP Communications from August 1994 through October 1998, as Executive Vice President of DSP Communications from July 1996 through October 1998 and as Senior Vice President of DSP Communications from August 1994 through July 1996. Between April 1992 and August 1994, Mr. Dogon served as Director of Finance of Nilit, an Israeli manufacturer of nylon fibers. From March 1991 to March 1992, Mr. Dogon served as Vice President of Finance of Mul-T-Lock, an Israeli manufacturer of security devices. Between March 1989 and March 1991, he served as Manager of the International Division of the Israel General Bank. From December 1987 to March 1989, he served as Chief Financial Officer of Indigo, an Israeli developer of imaging systems. Prior to December 1987, he was employed for 17 years by Scitex, where he last served as Executive Vice President and Chief Financial Officer. Mr. Dogon has a Bachelors degree in Economics and Commerce from the University of Cape Town, South Africa.

    AVRAHAM FISCHER has served as a director since January 1995. Mr. Fischer is a managing partner of the law firm Fischer, Behar, Chen & Co., of Tel Aviv, Israel, where he has practiced since 1982. Mr. Fischer has also served as a director of DSP Group from 1989 through 1997, of DSP Communications from 1996 through 1999, and of Vyyo, a developer of wireless broadband technologies, since April 1996. Since January 1998, Mr. Fischer has served as co-Chairman of the Board of Israir Aviation and Tourism and since January 1997, he has been co-Chairman of the Board of Ganden Investment, which has holdings in a group of Israeli tourism and aviation companies. Mr. Fischer has a law degree from the Tel Aviv University Law School and was a lecturer at the school from 1982 to 1987.

    DAVIDI GILO has served as a director since August 1999. Mr. Gilo has served as the Chairman of the Board of Vyyo since its inception in 1996. In March and April 1996, and from April 1999 through the present, Mr. Gilo has served as the Chief Executive Officer of Vyyo. Mr. Gilo served as the Chairman of the Board of DSP Communications from October 1998 through November 1999, and as Chief Executive Officer of DSP Communications from June 1999 through November 1999. Mr. Gilo also served as the Chairman of the Board of DSP Communications from its founding in 1987 through November 1997. Since 1996, Mr. Gilo has also been the manager of the Gilo Group, an investment company he founded in 1996. Between 1987 and 1993, Mr. Gilo was the President and Chief Executive Officer of DSP Group, and he served as Chairman of the board of DSP Group from 1987 until April 1995.

    MOSHE HAREL has served as a director since July 1998. Mr. Harel joined the Van Leer Group Foundation in 1991 as the General Manager of Sor-Van Radiation. He is currently responsible for the business activities of the Van Leer Group Foundation in Israel. Since 1994, Mr. Harel has served as a director and member of the executive board of Inventech, Mercator Management and several companies in which Inventech has invested. From 1980 to 1991, Mr. Harel served in management positions at several Israeli and U.S. companies. In 1964, Mr. Harel joined the Israeli Air Force and served as a research and development engineer and a fighter pilot. He retired in 1980 after commanding the air force flight test center. Mr. Harel has a Bachelors of Science degree in Aeronautical Engineering from the Technion in Israel and a Masters of Science degree in Data Management and Automation from Princeton University.

    YIRMIYAHU KAPLAN has served as a director since July 1998. Since 1993, Mr. Kaplan has been Managing Director of Ophir Holdings. From 1986 to 1993,
Mr. Kaplan managed various projects and activities for the Investment Company of Bank Hapoalim. Mr. Kaplan is a director of a number of private companies in which Ophir Holdings is a shareholder, including Memco Software. Mr. Kaplan has a Bachelor of Arts degree in Economics and a Masters degree in Business Administration from the Hebrew University.

    ANDREW SCHONZEIT has served as a director since January 1996. Since 1984
Mr. Schonzeit has served as the President of Idesco, a manufacturer and distributor of identification, security and safety products, and as its Chairman of the board since 1989. Mr. Schonzeit served as a director of DSP Communications from 1992 to 1999. Mr. Schonzeit has a Bachelors degree in Economics from New York University.

    YOSSI VINITSKI was appointed a director in December 1999. Mr. Vinitski is a Vice President and investment committee member at Challenge Fund-Etgar, a venture capital fund. From 1995 to 1999, Mr. Vinitski was a Senior Investment Manager at Yozma Management and Investment Ltd., an Israeli venture capital fund. From 1993 to 1995, Mr. Vinitski served as a development engineer for several high-tech companies. Mr. Vinitski has a Bachelors of Science degree, cum laude, in Mechanical Engineering and a Masters degree in Business Administration from Tel Aviv University.

CLASSIFIED BOARD AND TERM OF OFFICES

    Our bylaws provide for a board of directors consisting of nine members. There are currently nine directors on the board. Effective upon the closing of this offering, our board will be divided into three classes of directors, denominated Class I, Class II and Class III. Members of each class will hold their office for three-year staggered terms. At the annual meeting of our stockholders to be held in 2001, the term of office of the Class I directors will expire, and Class I directors will be elected for a three-year term. At the annual meeting of our stockholders to be held in 2002, the term of office of the Class II directors will expire, and Class II directors will be elected for a three-year term. At the annual meeting of our stockholders to be held in 2003, the term of office of the Class III directors will expire, and Class III directors will be elected for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected to a three-year term. The initial Class I directors will be Messrs. Fischer, Heiman and Hod. The initial Class II directors will be Messrs. Harel, Kaplan and Vinitski. The initial Class III directors will be Messrs. Dogon, Gilo and Schonzeit.

    Our certificate of incorporation does not provide for cumulative voting; therefore, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. The classification of the board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace the board of directors or for another party to obtain control of our company by replacing the board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in our management.

    Under a stockholders' agreement dated as of January 13, 2000, Holland Ventures, Ophir Holdings, Docor International, Inventech and Ronchal Investments (the "Holland Investors"), together with some of our other stockholders, including Nomura International, Challenge Fund-Etgar and Corex Israeli Industries, agreed to vote their shares in favor of the election of the following members of our board:

    - Holland Investors Nominees:

       - two representatives nominated by the Holland Investors, one of whom is nominated by Holland Ventures, so long as the Holland Investors collectively hold at least 10% of our issued and outstanding capital stock; and

       - one representative nominated by the Holland Investors, who is selected by Holland Ventures, so long as the Holland Investors collectively own less than 10%, and at least 5% of our issued and outstanding capital stock.

    - Challenge Nominee:

       - one representative nominated by Challenge, so long as Challenge holds at least 89,928 shares of our common stock.

    Upon completion of the offering, the parties to this agreement will hold up
to approximately 8,262,698 shares of our common stock, or    % of the total
outstanding number of shares. Mr. Vinitski currently serves as the designee of Challenge and Messrs. Harel and Kaplan currently serve as the designees of the Holland Investors. Unless otherwise terminated by the parties, this agreement will continue in effect after the closing of the offering.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, the fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Messrs. Dogon, Harel and Kaplan. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and benefit plans. The compensation committee consists of Messrs. Fischer, Hod and Schonzeit.

DIRECTOR COMPENSATION

    Directors who are also our officers or employees do not receive any compensation for their services as directors. Each nonemployee director receives an annual retainer of $20,000, payable in quarterly installments of $5,000 each at the end of each fiscal quarter. The retainer contemplates attendance at four board meetings per year. Additional board meetings attended in person are compensated at the rate of $1,000 per meeting. Additional board meetings attended by telephone are compensated at the rate of $250 per meeting. In addition, each committee member receives $500 for attending in person, and $250 for attending by telephone, each committee meeting held on a day other than a day on which a board meeting is held. Directors are reimbursed for expenses incurred in connection with attending board and committee meetings. Under our 2000 Equity Incentive Plan, each of our non-employee directors elected to the board for the first time after the effective date of this offering will automatically receive options to purchase 20,000 shares of our common stock at fair market value on the date of grant. These options will have a 10-year term and will vest over a four-year period. In addition, under the 2000 Plan, each of our non-employee directors will annually receive options to purchase
5,000 shares of our common stock. These options will have a 10-year term and will vest immediately upon the date of grant. In 1999, some of our directors received options to purchase shares of our common stock as compensation for their services. See "Stock Option Plans" and "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

    SUMMARY OF COMPENSATION. The following table sets forth all compensation earned or paid for services rendered to us in all capacities for the year ended December 31, 1999 by our Chief Executive Officer and by our only other executive officer who earned more than $100,000 in salary and bonus for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                             -----------------------------------------   ------------------------------------------
                                                      ALL OTHER ANNUAL   SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)    BONUS($)    COMPENSATION($)         OPTIONS(#)         COMPENSATION($)(1)
---------------------------  ---------   ----------   ----------------   ---------------------   ------------------
Arie Heiman...............   $168,500           --               --              37,500                $34,621
  President and Chief
  Executive Officer

Aryeh Gavrieli............   $129,640           --               --              15,000                $12,020
  Vice President of
  Engineering

--------------------------

(1) On behalf of each of these officers, we make monthly payments to a severance fund, a pension fund and a risk/disability fund. The amounts held in such funds on their behalf are payable to them upon termination of their employment.

    OPTION GRANTS. The following table sets forth information with respect to stock options granted during 1999 to the executive officers named in the summary compensation table. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option based on assumed rates of stock appreciation of 5% and 10%, compounded annually. We assume that:

    - the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and

    - the option is exercised and sold on the last day of its term for the appreciated stock price.

    These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                             OPTION GRANTS IN 1999

                                                                                        POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                           VALUE AT
                                -----------------------------------------------------     ASSUMED RATES OF
                                  NUMBER OF      % OF TOTAL                                  STOCK PRICE
                                 SECURITIES       OPTIONS                                 APPRECIATION FOR
                                 UNDERLYING      GRANTED TO                                OPTION TERM($)
                                   OPTIONS      EMPLOYEES IN   EXERCISE    EXPIRATION   ---------------------
NAME                            GRANTED(#)(1)    1999(%)(2)    PRICE($)     DATE(3)        5%          10%
----                            -------------   ------------   ---------   ----------   ---------   ---------
Arie Heiman...................      37,500          13.8%        $3.00        08/06     $181,198    $272,596
Aryeh Gavrieli................      15,000           5.5%        $3.00        08/06     $ 72,479    $109,038

--------------------------

(1) All options were granted under the 1999 Stock Option Plan.

(2) Based on an aggregate of 271,000 options granted to employees.

(3) These options will vest immediately if a change of control of our company occurs or if we are merged into another company, unless these options are assumed by our successor.

            OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

    The following table sets forth information concerning option exercises and the aggregate value of unexercised options for the year ended December 31, 1999, held by each executive officer named in the summary compensation table above. Neither of these officers exercised any stock options in 1999.

                                                          NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN-THE
                                                             UNEXERCISED OPTIONS AS OF              MONEY OPTIONS AS OF
                               SHARES                            DECEMBER 31, 1999                 DECEMBER 31, 1999(1)
                             ACQUIRED ON      VALUE      ---------------------------------   ---------------------------------
NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                         -----------   -----------   --------------   ----------------   --------------   ----------------
Arie Heiman................          --           --        364,473           134,791          $                 $
Aryeh Gavrieli.............          --           --         20,000            32,500          $                 $

------------------------

(1) Value is based on the difference between the option exercise price and
    $        , the initial public offering price of our common stock, multiplied by the number of shares of common stock underlying the option. No market existed for our common stock prior to this offering.

STOCK OPTION PLANS

    1999 STOCK OPTION PLAN. Our 1999 Stock Option Plan provides for the grant of incentive stock options and non-qualified stock options to our directors, officers, employees and consultants, including some of our employees and consultants that are based in Israel. A total of 3,041,537 shares of common stock have been reserved for issuance under the 1999 Plan. As of December 31, 1999, options to purchase 1,636,220 shares of common stock were outstanding under the 1999 Plan at a weighted average exercise price of $0.92 per share. Since December 31, 1999, 120,000 shares of common stock have been issued upon exercise of options that were granted under the 1999 Plan. We do not currently anticipate granting options pursuant to the 1999 Plan following the offering. The 1999 Plan will automatically terminate in October 2009.

    The 1999 Plan is administered by our compensation committee. The compensation committee has the authority to construe, apply and interpret the terms of the 1999 Plan. In the event that we merge with or into another corporation or sell substantially all of our assets, the 1999 Plan provides for the full acceleration of the exercisability of all outstanding options, unless an outstanding option is assumed or an equivalent option is substituted by the successor corporation or the option is replaced by a cash incentive program of the successor corporation that preserves the compensation element of the option at the time of the transaction and provides for subsequent payout in accordance with the vesting schedule applicable to the option.

    2000 EQUITY INCENTIVE PLAN. Our 2000 Equity Incentive Plan, or 2000 Plan, will become effective on the date of this prospectus and will serve as the successor to our 1999 Plan. The 2000 Plan is for the benefit of our officers, directors, employees, advisors and consultants and provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock and performance shares. An award may consist of one arrangement or benefit or two or more of them. Under the 2000 Plan, awards covering no more than 80% of the shares reserved for issuance under the 2000 Plan may be granted to any participant in any one year. We have reserved 3,500,000 shares of common stock for issuance under the 2000 Plan. The 2000 Plan provides for an annual increase of the shares of common stock reserved for issuance to be added automatically on the first day of each fiscal year, commencing in 2001, equal to the lesser of 500,000 shares or 5% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year.

    Each of our non-employee directors elected to the board for the first time after the effective date of this offering will receive, upon election, options to purchase 20,000 shares of our common stock at fair market value on the date of grant. These options will have a 10-year term and will vest over a four-year period. In addition, under the 2000 Plan, each of our non-employee directors will annually receive options to purchase 5,000 shares of our common stock. These options will have a 10-year term and will vest immediately upon the date of grant.

    The compensation committee of our board of directors initially will be the plan administrator of the 2000 Plan. The plan administrator may interpret the 2000 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2000 Plan. The 2000 Plan permits the plan administrator to select the officers, directors, employees, advisors and consultants, including directors who are also employees, who will receive awards and generally to determine the terms and conditions of those awards.

    We may issue two types of stock options under the 2000 Plan: incentive stock options which are intended to qualify under the Internal Revenue Code and non-qualified stock options. The option price of each incentive stock option granted under the 2000 Plan must be at least equal to the fair market value of a share of common stock on the date the incentive stock option is granted.

    Stock appreciation rights and limited stock appreciation rights may be granted under the 2000 Plan either alone or in conjunction with all or part of any stock option granted under the 2000 Plan. A stock appreciation right granted under the 2000 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value at the date of exercise of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right granted under the 2000 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the price of a share of common stock upon a change in control of our company over a specified price fixed by the plan administrator. A limited stock appreciation right may only be exercised within the 30-day period following a change in control.

    Restricted stock, deferred stock and performance shares may be granted under the 2000 Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants holding restricted stock and performance shares generally have all of the rights of a stockholder. With respect to deferred stock, during the deferral period, subject to the terms and conditions imposed by the plan administrator, the deferred stock units may be credited with dividend equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event we merge or consolidate with another entity in which we are not the surviving corporation, dissolve or liquidate or sell substantially all of our assets, outstanding awards under the 2000 Plan may be assumed or replaced by the successor corporation, if any, or its parent. If the successor corporation or its parent does not assume outstanding awards or substitute equivalent awards, these awards will automatically become fully vested and exercisable and be released from any restrictions on transfer or any repurchase or forfeiture right.

    The terms of the 2000 Plan provide that the plan administrator may amend, suspend or terminate the 2000 Plan at any time, provided, however, that some amendments require approval of our stockholders. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The 2000 Plan will terminate in 2010.

    SPECIAL PROVISIONS FOR OPTION GRANTS TO ISRAELI EMPLOYEES AND
CONSULTANTS. The 2000 Plan and the 1999 Plan set forth special provisions to ensure that option grants to Israeli employees and consultants of Nogatech Ltd. conform to the Israeli Income Tax Ordinance [New Version]--1961. All option grants to Israeli employees and consultants of Nogatech Ltd. will be subject to a trust agreement among us, Nogatech Ltd., and a trustee who will hold the options for at least two years on behalf of these employees and consultants. All issuances of common stock upon exercise of the options will be issued in the name of the trustee until the shares may be released to the employee or consultant beneficiary in accordance with applicable law. No shares of common stock will be released to a beneficiary of the trust unless the beneficiary deposits sufficient funds to discharge his or her tax obligations under Israeli law. Once the shares have been issued to the trustee, the employee or consultant beneficiary will have the right to vote his or her shares and receive cash dividends on those shares.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 Employee Stock Purchase Plan, or Purchase Plan, will become effective on the day after the date of this prospectus. The Purchase Plan allows eligible employees to purchase our common stock at a discount from fair market value. The Purchase Plan initially will be administered by the compensation committee of our board of directors A total of 350,000 shares of our common stock have initially been reserved for issuance under the Purchase Plan. The number of shares reserved for issuance will be increased automatically on the first day of our fiscal year, commencing in 2001, by an amount equal to the lesser of 500,000 shares or 1% of the number of outstanding shares on the last trading day of the immediately preceding fiscal year. The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make other determinations necessary or desirable for the administration of the Purchase Plan.

    Employees generally will be eligible to participate in our Purchase Plan if they are employed by us, or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year. Employees are not eligible to participate in our Purchase Plan if they are 5% stockholders, or would become 5% stockholders as a result of their participation in this plan. Under our Purchase Plan, eligible employees may acquire shares of our common stock through payroll deductions. Eligible employees select a rate of payroll deduction between 1% and 15% of their cash compensation and are subject to a maximum purchase limitations. An employee's participation in the Purchase Plan ends automatically upon termination of employment for any reason. A participant will not be able to purchase shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which the employee participates. Each offering period under the Purchase Plan will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first business day after the date of this prospectus. Offering periods thereafter will begin on February 15 and August 15. The purchase price for common stock purchased under this plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. The plan administrator will have the power to change the duration of offering periods. Our Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. This plan will terminate in 2010, unless it is terminated earlier under its terms.

EMPLOYMENT AGREEMENTS

    We have entered into an employment agreement with Arie Heiman, our President and Chief Executive Officer. The agreement with Dr. Heiman became effective on March 1, 2000 and is for an initial term of 12 months and will automatically renew for successive 12 month periods unless sooner terminated by us immediately for cause or on 12 months notice without cause, or by Dr. Heiman on 30 days notice. Under his agreement, Dr. Heiman is entitled to receive a monthly salary equal to NIS 51,000, or approximately $12,700, adjusted periodically to reflect changes to the Israeli consumer price index. We also contribute to a "Manager's Insurance" policy on behalf of Dr. Heiman in an amount equal to 15.83% of his salary and to a continuing education fund in an amount equal to 7.5% of his salary. If Dr. Heiman's employment is terminated by us without cause, he is entitled to the amounts accumulated in his Manager's Insurance policy and education fund. We are also required on such a termination to extend to Dr. Heiman a loan, repayable in five years, in an amount equal to the aggregate price of his vested and unexercised stock options.

    We have entered into an employment agreement with Aryeh Gavrieli, our Vice President of Engineering. The agreement with Mr. Gavrieli became effective on January 1, 1993 and is for an indefinite term. Mr. Gavrieli's employment may be terminated by Mr. Gavrieli or by us with 30 days advance notice. Under this agreement, Mr. Gavrieli currently receives a monthly salary equal to approximately NIS 25,000, or approximately $6,250 per month, adjusted periodically to reflect changes to the Israeli consumer price index. Mr. Gavrieli is entitled to receive overtime payments at a rate of 175% of his salary calculated on an hourly basis. We also contribute to a "Manager's Insurance" policy on behalf of Mr. Gavrieli in an amount equal to 13.33% of his salary and to a continuing education fund in an amount equal to 7.5% of his salary. If Mr. Gavrieli's employment is terminated by us without cause, he is entitled to the amounts accumulated in his Manager's Insurance policy and continuing education fund.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee was formed in March 2000 and currently consists of Messrs. Fischer, Hod and Schonzeit. Prior to that time, compensation decisions were made by our board of directors. In 1999, Nathan Hod, our Chairman of the Board, and Arie Heiman, our President and Chief Executive Officer, participated in deliberations of our board of directors concerning executive compensation. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

LIMITATION ON LIABILITIES AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the personal liability of our directors to our stockholders to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

This provision will have no effect on any non-monetary remedies that may be available to us or our stockholders, nor will it relieve us or other officers or directors from compliance with federal or state securities laws.

    Our certificate of incorporation and bylaws also generally provide that we will indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection that proceeding. An officer or director will not be entitled to indemnification by us if:

    - the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

    - with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

    In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify them against various liabilities that may arise by virtue of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    At the present time there is no pending litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

    - compensation arrangements described where required under "Management"; and

    - the transactions described below.

    SALES OF STOCK AND WARRANTS

    On February 1, 2000, we sold 79,617 shares of common stock at $3.14 per share to Les Fils Dreyfus & Cie., one of our principal shareholders, upon exercise of a warrant.

    On January 13, 2000, we sold 1,196,172 shares of Series B preferred stock at $4.18 per share to Nomura International.

    On July 15, 1998, we sold Series A preferred stock at $1.04 per share and warrants to purchase shares of our common stock at an exercise price of $2.08 per share to the following investors, among others:

NAME                                                          NUMBER OF SHARES   NUMBER OF WARRANTS
----                                                          ----------------   ------------------
Holland Ventures............................................     1,921,667             144,125
Ophir Holdings..............................................     1,441,251             108,094
Docor International.........................................       960,834              72,062
Inventech...................................................       960,834              72,062

    On February 4, 1997, we sold 159,235 shares of Series A preferred stock at $1.57 per share and warrants to purchase 79,617 shares of our common stock at an exercise price of $3.14 per share to Les Fils Dreyfus & Cie.

    STOCK OPTION GRANTS

    We have granted the following options to purchase shares of our common stock to our directors and executive officers as set forth below:

NAME                             NUMBER OF OPTIONS   EXERCISE PRICE   GRANT DATE      RELATIONSHIP TO NOGATECH
----                             -----------------   --------------   ----------   -------------------------------
Nathan Hod.....................       259,000             $0.02          07/98     Director, Chairman of the Board

Arie Heiman....................        12,500             $0.72          01/98     Director, Chief Executive
                                                                                   Officer
                                      122,500             $0.02          07/98
                                       37,500             $3.00          08/99

Yaron Garmazi..................         2,500             $3.00          08/99     Chief Financial Officer,
                                                                                   Secretary
                                       22,500             $0.72          03/99

Aryeh Gavrieli.................        10,000             $0.72          03/97     Vice President of Engineering
                                       12,500             $0.72          08/98
                                       15,000             $3.00          08/99

Liat Hod.......................        20,000             $0.72          01/98     Vice President of Business
                                        2,500             $0.72          08/98     Development
                                       35,000             $3.00          08/99

Gerald Dogon...................        40,000             $3.00          08/99     Director

NAME                             NUMBER OF OPTIONS   EXERCISE PRICE   GRANT DATE      RELATIONSHIP TO NOGATECH
----                             -----------------   --------------   ----------   -------------------------------
Avraham Fischer................        12,500             $0.72          01/98     Director
                                       12,500             $3.00          08/99

Davidi Gilo....................        75,000             $3.00          08/99     Director

Moshe Harel....................        12,500             $3.00          08/99     Director

Andrew Schonzeit...............        12,500             $0.72          01/98     Director
                                       12,500             $3.00          08/99

    In January 2000, Andrew Schonzeit, a member of our board, exercised options to purchase 25,000 shares of our common stock at an exercise price of $0.14 per share.

    In February 2000, Davidi Gilo, a member of our board, exercised options to purchase 75,000 shares of our common stock at an exercise price of $3.00 per share.

    OTHER

    Tomen Electronics Corporation is our distributor in Japan and one of our principal stockholders. Tomen purchases products from us and resells them to OEMs. Our sales to Tomen were approximately $439,000 in 1997 and approximately $1.3 million in each of 1998 and 1999. We purchased from Tomen components of our video devices having an aggregate purchase price of approximately $194,000 in 1998 and $151,000 in 1999. In 1997, we entered into an engineering agreement with Tomen. In 1997, we received $100,000 under this agreement, which was terminated in 1998. We believe that these transactions were on terms comparable to the terms that would have applied to similar transactions with unrelated
parties. Upon completion of this offering, Tomen will own approximately    % of
the shares of our common stock.

    In 1997, Kenwood Corporation, one of our principal stockholders, subleased property from us. Kenwood's rental payments to us amounted to approximately $75,000.

    In 1999, Fischer, Behar, Chen & Co., our Israeli counsel, provided us with legal services with respect to a variety of matters. Mr. Avraham Fischer, one of our directors, is a managing partner of the firm.

    On July 8, 1997, Mr. Nathan Hod, our Chairman of the Board, issued to us an amended and restated secured promissory note in the principal amount of $56,500 with accrued interest at an annual rate of 5.5%. This amended note extended the term of a secured promissory note that Mr. Hod issued to us in July 1994 in connection with his purchase of shares of our common stock. All principal and accrued interest on this amended note was paid in full on March 8, 2000.

                             PRINCIPAL STOCKHOLDERS

    The following table indicates information as of March 1, 2000 regarding the beneficial ownership of our common stock by:

    - each person known to the board of directors to own beneficially 5% or more of our common stock;

    - each of our directors;

    - the executive officers identified in the Summary Compensation table under "Management"; and

    - all of our directors and executive officers as a group.

    Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Nogatech, Inc., 5201 Great America Parkway, Santa Clara, California 95054.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days of March 1, 2000. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

                                                                                     PERCENT OF SHARES
                                                         NUMBER OF                      OUTSTANDING
                                                    SHARES BENEFICIALLY   ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNED          BEFORE THE OFFERING   AFTER THE OFFERING
------------------------------------                -------------------   -------------------   ------------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Nathan Hod(1).....................................       1,119,205                10.5%

Arie Heiman(2)....................................         491,097                 4.7

Aryeh Gavrieli....................................          22,500                   *

Gerald Dogon(3)...................................          40,000                   *

Avraham Fischer(4)................................          85,000                   *

Davidi Gilo(5)....................................          75,000                   *

Moshe Harel(6)....................................          12,500                   *

Yirmiyahu Kaplan(7)...............................         828,719                 8.2

Andrew Schonzeit(8)...............................         145,489                 1.5

Yossi Vinitski(9).................................              --                   *

All directors and executive officers as a group          2,890,760                28.0%
  (12 persons)....................................

------------------------

* represents less than 1%

                                                                                    PERCENT OF SHARES
                                                        NUMBER OF                      OUTSTANDING
                                                   SHARES BENEFICIALLY   ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED          BEFORE THE OFFERING   AFTER THE OFFERING
------------------------------------               -------------------   -------------------   ------------------
5% STOCKHOLDERS
Kenwood Corporation .............................       1,255,496                12.6%
  Alive Mitake
  2-5, Shibuya 1-chome
  Shibuya-ku
  Tokyo, 150 Japan
Tomen Electronics Corporation ...................       1,255,496                12.6
  1-1, Uchisaiwai-cho
  2-Chome, Chiyoda-ku
  Tokyo 100, Japan
Holland Ventures B.V.(10) .......................       1,104,958                11.0
  Dreeftoren-Etagel 14
  Haaksbergweg 55
  1101 BR Amsterdam Z.O.
  Netherlands
Les Fils Dreyfus & Cie S.A. .....................         838,876                 8.4
  c/o Ajax Trading Co.
  2525 Davie Rd. Extension, Suite 320
  Davie, FL 33317
Ophir Holdings Ltd.(11) .........................         828,719                 8.2
  Amot Mishpat Bldg, 10(th) Floor
  8 Shaul Hamelech Boulevard
  Tel Aviv 64733, Israel
Nomura International plc ........................         683,297                 6.9
  Nomura House
  1 St. Martins-le-Grand
  London EC1A 4NP, United Kingdom
Docor International B.V.(12) ....................         552,479                 5.5
  P.O. Box 448
  Kiryat Weizman
  Rehovot, 76100 Israel
Inventech Ltd.(13) ..............................         552,479                 5.5
  Shalom Tower
  Echad Ha'am 9
  P.O. Box 29076
  Tel Aviv 65251, Israel

------------------------

 (1) Includes outstanding options and warrants to purchase 452,205 shares of common stock that are exercisable on or prior to April 30, 2000. Also includes an option to purchase 259,000 shares of common stock exercisable with respect to 86,334 shares on or prior to April 30, 2000, and exercisable with respect to the remaining 172,666 shares on the date of this prospectus. We have assumed that the option to purchase 172,666 shares will be exercised in full prior to its termination on the closing of this offering.

 (2) Includes outstanding options to purchase 326,765 shares of common stock that are exercisable on or prior to April 30, 2000. Also includes an option to purchase 122,500 shares of common stock exercisable with respect to 40,833 shares on or before April 30, 2000, and exercisable with respect to the remaining 81,667 shares of common stock on the date of this prospectus. We have assumed that the option to purchase 81,667 shares will be exercised in full prior to its termination on the closing of this offering.

 (3) Consists of outstanding options to purchase 40,000 shares of common stock that are exercisable on or prior to April 30, 2000.

 (4) Includes outstanding options to purchase 60,000 shares of common stock that are exercisable on or prior to April 30, 2000.

 (5) Consists of 75,000 shares of common stock issued to Harmony Management, an affiliate of Mr. Gilo.

 (6) Includes outstanding options to purchase 12,500 shares of common stock that are exercisable on or prior to April 30, 2000.

 (7) Consists of 720,626 shares of common stock issuable upon conversion of 1,441,251 shares of our Series A preferred stock and a warrant to purchase 108,094 shares of common stock held by Ophir Holdings Ltd. Mr. Kaplan is the Managing Director of Ophir Holdings Ltd. and may be deemed to share voting and investment power with respect to the shares held by Ophir Holdings Ltd. Mr. Kaplan disclaims beneficial ownership of these shares.

 (8) Includes outstanding options to purchase 50,000 shares of common stock that are exercisable on or prior to April 30, 2000. Excludes 13,176 shares of common stock issuable upon conversion of 23,322 shares of our Series A preferred stock held in four trusts for the benefit of Mr. Schonzeit's children, as to which Mr. Schonzeit has no voting or investment power.
     Mr. Schonzeit disclaims beneficial ownership of these shares.

 (9) Excludes 359,712 shares of common stock issuable upon conversion of 636,942 shares of Series A preferred stock held by the Challenge Fund-Etgar L.P. Mr. Vinitski disclaims beneficial ownership of these shares.

 (10) Includes 144,125 shares of common stock issuable upon exercise of warrants that will terminate on the closing of this offering and which we have assumed will be exercised.

 (11) Includes 108,094 shares of common stock issuable upon exercise of warrants that will terminate on the closing of this offering and which we have assumed will be exercised.

 (12) Includes 72,062 shares of common stock issuable upon exercise of warrants that will terminate on the closing of this offering and which we have assumed will be exercised.

 (13) Includes 72,062 shares of common stock issuable upon exercise of warrants that will terminate on the closing of this offering and which we have assumed will be exercised.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value per share, and 32,000,000 shares of undesignated preferred stock, $0.001 par value per share.

    We currently have 650,834 shares of common stock outstanding. We currently have 15,906,304 shares of Series A preferred stock outstanding, which will convert into 8,609,783 shares of common stock upon completion of this offering. We also currently have 1,196,172 shares of Series B preferred stock outstanding. The number of shares of our common stock into which our Series B preferred stock is convertible increases each day based upon a formula set forth in our certificate of incorporation. For purposes of this prospectus, we have assumed that the closing of this offering will take place on May 15, 2000, and that the Series B preferred stock will convert into 683,297 shares of common stock. Upon the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

    We have issued warrants to purchase up to 831,819 shares of our common stock which will terminate upon the closing of this offering. A portion of these warrants may be exercised on a cashless basis, in which case a smaller number of shares of our common stock will be issued. We will not be certain as to the exact number of shares that will be issued upon exercise of these warrants until the closing of this offering. In addition, if all of the shares issuable upon exercise of these warrants are exercised in cash for the maximum number of shares that may be purchased, we will receive proceeds of approximately $1.9 million.

    As of March 1, 2000, there were 20 holders of our common stock, 41 holders of our Series A preferred stock and one holder of our Series B preferred stock.

COMMON STOCK

    VOTING RIGHTS. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights, and therefore the holders of a plurality of the shares of common stock voting for the election of directors may elect all of our directors standing for election. However, our certificate of incorporation provides that actions may only be taken by our stockholders at a duly called meeting, and may not be taken by written consent.

    DIVIDENDS. Holders of common stock are entitled to receive dividends at the same rate if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of preferred stock.

    LIQUIDATION. In the event of a liquidation, dissolution or winding up our affairs, whether voluntary or involuntary, after payment of our debts or other liabilities and making provisions for the holders of any outstanding shares of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock.

    RIGHTS AND PREFERENCES. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, references and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

    FULLY PAID AND NONASSESSABLE. All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, without action by our stockholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the holders of common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - prior to the date of the business combination, the transaction is approved by the board of directors of the corporation;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation; or

    - on or after the date the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales and other transactions that may result in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within the three-year period immediately prior to the relevant date, did own, 15% or more of the corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

    EquiServe Trust Company will serve as transfer agent and registrar for our common stock.

LISTING

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "NGTC."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of our common stock, and the availability of our common stock for sale, may depress the market price for our common stock. After this
offering, approximately       shares of common stock will be outstanding. All of
the shares sold in this offering will be freely tradable except for the shares purchased by our affiliates. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                                 NUMBER OF SHARES
-----------------------------                                 ----------------
As of the date of this prospectus...........................
At various times afterwards upon expiration of applicable
  lock up agreements and holding periods....................

    Each of our directors, executive officers and holders of 1% or more of our outstanding common stock has agreed to certain restrictions on his ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht + Co. WR Hambrecht + Co may release all or a portion of the shares subject to this lockup agreement at any time without notice.

    In general, under Rule 144 under the Securities Act of 1933, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately           shares immediately after this offering;
      or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of WR Hambrecht + Co.

    We intend to file a Registration Statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of March 1, 2000, options to purchase a total of 1,527,220 shares were outstanding under our 1999 Stock Option Plan. Common stock issued upon exercise of outstanding vested options after the filing of this Registration Statement on Form S-8, other than common stock issued to our affiliates, will be available for immediate resale in the open market.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of an aggregate of up to an estimated 10,894,864 shares of our common stock and warrants to purchase shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933. Under the terms of the registration rights agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, including the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. These registration rights have been waived with respect to this offering. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect this registration. Furthermore, beginning one year after the date of this prospectus, stockholders with registration rights may require us to file additional registration statements on Form S-3, if we qualify for the use of this form.

                              PLAN OF DISTRIBUTION


    In accordance with the terms of an underwriting agreement among us, WR Hambrecht + Co and ING Barings LLC, as representatives of the underwriters, the underwriters will purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.



                                                                         NUMBER OF
                    UNDERWRITER                                           SHARES
                    -----------                                          ---------
WR Hambrecht + Co..................................
ING Barings LLC....................................

                                                                          -------
        Total......................................
                                                                          =======


    The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and our counsel and independent accountants. Subject to those conditions, the underwriters are committed to purchase all shares of our common stock offered if any of the shares are purchased.

    The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to
certain dealers at this price less a concession not in excess of $      per
share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriters. The underwriters have informed us that they do not intend to confirm discretionary sales in excess of 5% of the shares of our common stock offered by this prospectus.

    The following table shows the per share and total underwriting discount to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                              PER SHARE   NO EXERCISE   FULL EXERCISE
                                              ---------   -----------   -------------
Public Offering Price.......................
Underwriting Discounts......................
Proceeds, before expenses, to us............

    The expenses of the offering, exclusive of the underwriting discounts, will
be approximately $         . These fees and expenses are payable entirely by us.

THE AUCTION PROCESS

    The method of distribution being used by the underwriters in this offering is known as the OpenIPO process. It differs from that traditionally employed in underwritten public offerings. In particular, the public offering price will be based primarily on an auction conducted by the underwriters. The allocation of shares of our common stock will be determined entirely by the auction process. The following describes how the auction process works:

    - Before the registration statement relating to this offering becomes effective, the underwriters and participating dealers will solicit conditional offers to purchase from prospective investors through the Internet, telephone and facsimile. The conditional offers to purchase will specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares.

    - After the registration statement relating to this offering becomes effective, the underwriters and participating dealers will contact potential investors who have submitted conditional offers by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and requested to affirmatively confirm their previous conditional offer to purchase the shares.

    - All conditional offers to purchase that are not confirmed before the time specified by the underwriters, or if the time is not specified, by the close of the auction, will be deemed withdrawn.

    - Once a potential investor affirmatively confirms its previous conditional offer to purchase, the confirmation will remain valid for seven days from the time the request for confirmation was sent by the underwriters unless subsequently withdrawn by the potential investor. Potential investors will be able to withdraw their conditional offers at any time before the close of the auction by notifying WR Hambrecht + Co or a participating dealer.

    - The auction will close after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co. The actual time at which the auction closes will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement becomes effective.

    - Following the closing of the auction, the clearing price will be determined based on the results of all valid bids at the time the auction is closed. The clearing price will not necessarily be the public offering price, which will be set as described in "Determination of Public Offering Price" below. The public offering price will determine the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

    - Once the auction closes and a clearing price is set as described below, WR Hambrecht + Co will accept the conditional offers to purchase from those bidders whose bid is at or above the public offering price but may accept a lesser number of shares than the number included in the conditional offers to purchase submitted by potential investors.

    - WR Hambrecht + Co or a participating dealer will notify successful bidders that their confirmed conditional offers to purchase have been accepted.

    - If the public offering price range is changed after a potential investor affirmatively confirms an offer to purchase, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, the underwriters and participating dealers will notify potential investors of the change and that offers will not be accepted until the potential investor has again re-confirmed its offer regardless of whether the potential investor's initial offer to purchase was above, below or at the public offering price.

    - Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication.

DETERMINATION OF PUBLIC OFFERING PRICE

    The public offering price for this offering will ultimately be determined by negotiation between the underwriters and us after the auction closes and will not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price will be the clearing price resulting from the auction.

    The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any overallotments, may be sold to potential investors, based on the valid offers to purchase at the time the auction is run.

    Factors considered in determining the initial public offering price range included an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price range will be based primarily on the conditional offers received.

    The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between the underwriters and us. The public offering price will always determine the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all offers that are at or above the public offering price will receive a pro rata portion of the shares bid for. If sufficient conditional offers are not received, or if we do not consider the clearing price to be adequate, or if we and the underwriters are not able to reach agreement on the public offering price, then we and the underwriters will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

    The following simplified example illustrates how the public offering price will be determined through the auction process:

    Company X offers to sell 100 shares in its public offering through the auction process. WR Ham-brecht + Co, on behalf of Company X, receives five conditional offers to purchase, all of which are kept confidential until the auction closes.

    The first conditional offer to purchase is to pay $10 per share for 20 shares. The second conditional offer to purchase is to pay $9 per share for 30 shares. The third conditional offer to purchase is to pay $8 per share for 60 shares. The fourth conditional offer to purchase is to pay $7 per share for 40 shares. The fifth conditional offer to purchase is to pay $6 per share for 80 shares.

    Assuming that all of these conditional offers to purchase are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional conditional offers to purchase are received, the clearing price used to determine the public offering price would be $8 per share, which is the highest price at which all 100 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8 per share based on negotiations between the underwriters and Company X.

    If the public offering price is the same as the $8 per share clearing price, the underwriters will confirm conditional offers to purchase at or above $8 per share. Because 110 shares were bid for at or above the clearing price, each of the three potential investors who bid $8 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8 per share would not receive any shares in this example.

    If the public offering price is $7 per share, the underwriters will confirm conditional offers to purchase that were made at or above $7 per share. No conditional offers to purchase made at a price of less than $7 per share will be accepted. The four potential investors with the highest offers to purchase would receive a pro rata portion of the 100 shares offered, based on the 150 shares they requested, or two-thirds of the shares for which bids were made. The potential investor with the lowest conditional offer to purchase would not receive any shares in this example.

REQUIREMENTS FOR VALID CONDITIONAL OFFERS TO PURCHASE

    Valid conditional offers to purchase are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, potential investors must deposit $2,000 in their account. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a conditional offer to purchase through a WR Hambrecht + Co brokerage account must have an account balance equal to or in excess of the amount of its conditional offer to purchase or its conditional offer will not be accepted by WR Hambrecht + Co. No funds will be transferred to the underwriters, however, until the acceptance of the conditional offer to purchase and the subsequent closing of this offering. Conditions for valid conditional offers to purchase, including eligibility standards and account funding requirements of other underwriters or participating dealers other than WR Hambrecht + Co, may vary.

THE CLOSING OF THE AUCTION AND ALLOCATION OF SHARES

    The auction will close on a date estimated and publicly disclosed in advance by the underwriters on the web site of WR Hambrecht + Co at www.wrhambrecht.com
or www.openipo.com. The       shares offered hereby, or       shares if the
underwriters' overallotment option is exercised in full, will be purchased from us by the underwriters and sold through the underwriters and participating dealers to investors who have submitted offers to purchase at or higher than the public offering price. These investors will be notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their conditional offers to purchase have been accepted.

    Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters reserve the right to reject bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and conditional offers to purchase may be rejected by the underwriters or participating dealers based on eligibility or creditworthiness criteria.

    Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

    We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of our common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

    We have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock option plans and stock purchase plan, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht + Co. Each of our directors, executive officers and holders of 1% or more of our outstanding capital stock has agreed to restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht + Co.

    In connection with the offering, persons participating in the offering may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering which creates a syndicate short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Persons participating in this offering may also engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and affecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid.

    Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

    WR Hambrecht + Co currently intends to act as a market maker for our common stock following this offering. However, WR Hambrecht + Co is not obligated to do so and may discontinue any market making at any time.

    WR Hambrecht + Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht + Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht + Co, William R. Hambrecht, has 40 years of experience in the securities industry.

                                 LEGAL MATTERS

    The validity of our shares of common stock being offered will be passed upon for us by Bay Venture Counsel, LLP, Oakland, California. Fischer, Behar, Chen & Co. will render opinions for us as to matters of Israeli law. Mr. Avraham Fischer, senior partner of Fischer, Behar, Chen & Co., is a member of our board of directors and owns 25,000 shares of our common stock and options to purchase 60,000 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

    Our consolidated balance sheets at December 31, 1998 and 1999, and our consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, included in this prospectus have been included herein in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent certified public accountants in Israel, given upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to Nogatech and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Upon approval of our common stock for quotation on the Nasdaq National Market, our reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    We intend to provide our stockholders with annual reports containing combined financial statements audited by an independent accounting firm and to file with the Commission quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                                 NOGATECH, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE
                                                              ----------
Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-4

Consolidated Statements of Changes in Stockholders' Equity
  (Capital Deficiency) for the Years Ended December 31,
  1997, 1998 and 1999.......................................     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-7

Notes to Consolidated Financial Statements..................     F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
NOGATECH, INC.

    We have audited the consolidated balance sheets of Nogatech, Inc. and its subsidiaries (collectively, the "Company") as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Israel and in the United States, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1999 and the consolidated results of their operations, changes in stockholders' equity (capital deficiency) and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Tel Aviv, Israel
February 25, 2000
(except for Note 12,
the date of which is                                       Kesselman & Kesselman
March 9, 2000)                                     Certified Public Accountants (Israel)

                                 NOGATECH, INC.

                          CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                      PRO FORMA
                                                                                      (NOTE 1N)
                                                                 DECEMBER 31,       -------------
                                                              -------------------   DECEMBER 31,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                           ASSETS                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,791    $ 2,475       $ 2,475
  Accounts receivable: (note 9a)
    Trade...................................................      848      1,019         1,019
    Other...................................................      140        197           197
  Inventories (note 9b).....................................      581      2,109         2,109
  Other current assets......................................       26        169           169
                                                              -------    -------       -------
      Total current assets..................................    5,386      5,969         5,969
                                                              -------    -------       -------
FIXED ASSETS (note 2):
  Cost......................................................      535        835           835
  Less--accumulated depreciation and amortization...........      355        483           483
                                                              -------    -------       -------
      Total fixed assets....................................      180        352           352
                                                              -------    -------       -------
                                                              $ 5,566    $ 6,321       $ 6,321
                                                              =======    =======       =======
  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                    STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accruals:
    Trade...................................................  $   508    $ 1,967       $ 1,967
    Other (note 9c).........................................      707        891           891
                                                              -------    -------       -------
      Total current liabilities.............................    1,215      2,858         2,858
EMPLOYEE RIGHTS UPON RETIREMENT (note 3)....................       52        106           106
                                                              -------    -------       -------
COMMITMENTS AND CONTINGENT
  LIABILITIES (note 4)
      Total liabilities.....................................    1,267      2,964         2,964
                                                              -------    -------       -------

SERIES A REDEEMABLE CONVERTIBLE PREFERRED
  STOCK, at redemption value (note 5).......................    7,816      8,243        --
                                                              -------    -------       -------
STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
  (note 6):
    Common stock*, $0.001 par value:
      authorized--40,000,000 shares at
      December 31, 1998 and 1999;
      issued and outstanding: 310,995 shares and 419,370
      shares at December 31, 1998 and 1999, respectively;
      December 31, 1999 pro forma--9,029,153 shares.........        1          1             9
    Additional paid-in capital..............................    4,906      4,754        12,989
    Note receivable from a stockholder (note 12f)...........      (57)       (57)          (57)
    Deferred compensation...................................     (271)      (392)         (392)
    Accumulated deficit.....................................   (8,096)    (9,192)       (9,192)
                                                              -------    -------       -------
    Total stockholders' equity (capital deficiency).........   (3,517)    (4,886)        3,357
                                                              -------    -------       -------
                                                              $ 5,566    $ 6,321       $ 6,321
                                                              =======    =======       =======

--------------------------

*After giving retroactive effect to the reverse stock split, see note 6a.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                 NOGATECH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1997          1998          1999
                                                           -----------   -----------   -----------
SALES (notes 8 and 11)..................................   $     2,551   $     3,205   $     8,856

COST OF SALES (notes 8 and 11)..........................         1,699         2,038         5,111
                                                           -----------   -----------   -----------
GROSS PROFIT............................................           852         1,167         3,745
                                                           -----------   -----------   -----------
OPERATING EXPENSES:
  Research and development..............................         1,266         1,451         2,283
  Sales and marketing...................................           695         1,020         1,689
  General and administrative............................           321           609           880
                                                           -----------   -----------   -----------
TOTAL OPERATING EXPENSES................................         2,282         3,080         4,852
                                                           -----------   -----------   -----------
OPERATING LOSS..........................................        (1,430)       (1,913)       (1,107)

OTHER INCOME (EXPENSE), NET.............................           (32)           90            11
                                                           -----------   -----------   -----------
NET LOSS................................................        (1,462)       (1,823)       (1,096)

ACCRETION OF REDEMPTION
  VALUE OF SERIES A REDEEMABLE CONVERTIBLE
  PEREFERRED STOCK......................................          (300)         (383)         (427)
                                                           -----------   -----------   -----------
NET LOSS APPLICABLE TO
  COMMON STOCK..........................................   $    (1,762)  $    (2,206)  $    (1,523)
                                                           ===========   ===========   ===========
NET LOSS PER SHARE OF COMMON STOCK,
  basic and diluted (note 1j)...........................   $     (5.86)  $     (7.13)  $     (4.50)
                                                           ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF
  SHARES OF COMMON STOCK OUTSTANDING (note 1j)..........       300,709       309,536       338,295
                                                           ===========   ===========   ===========
PRO FORMA NET LOSS PER SHARE OF COMMON
  STOCK, basic and diluted (note 1j)....................                               $     (0.12)
                                                                                       ===========
PRO FORMA WEIGHTED AVERAGE
  NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING (note 1j).................................                                 8,948,078
                                                                                       ===========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                 NOGATECH, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
              (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                          NOTE                                         TOTAL
                                   COMMON STOCK          ADDITIONAL    RECEIVABLE                                  STOCKHOLDERS'
                             -------------------------     PAID-IN       FROM A        DEFERRED     ACCUMULATED   EQUITY (CAPITAL
                               NUMBER*       AMOUNT        CAPITAL     STOCKHOLDER   COMPENSATION     DEFICIT       DEFICIENCY)
                             -----------   -----------   -----------   -----------   ------------   -----------   ---------------
BALANCE AT JANUARY 1,
  1997.....................      286,625    $        1    $      820    $     (57)     $             $  (4,811)        $  (4,047)
  Issuance of common stock
    in connection with
    stock options
    exercised..............       18,120            **             2                                                            2
  Excess of consideration
    received, net of
    issuance costs of $60,
    over the redemption
    value of series A
    redeemable convertible
    preferred stock issued
    (note 5b(1))...........                                    1,283                                                        1,283
  Accretion of redemption
    value of series A
    redeemable convertible
    preferred stock........                                    (300)                                                        (300)
  Net loss.................                                                                             (1,462)           (1,462)
                              ----------    ----------    ----------    ----------     ----------    ----------        ----------
BALANCE AT DECEMBER 31,
  1997.....................      304,745             1         1,805          (57)                      (6,273)           (4,524)
  Issuance of common stock
    in connection with
    stock options
    exercised..............        6,250            **             1                                                            1
  Deferred compensation
    related to employee
    stock option grants....                                      268                   $    (268)
  Deferred compensation
    related to nonemployee
    stock option grants....                                       53                         (53)
  Amortization of deferred
    compensation related to
    stock option grants....                                                                    50                              50
  Excess of consideration
    received, net of
    issuance costs of $355,
    over the redemption
    value of series A
    redeemable convertible
    preferred stock
    issued (note 5b(1))....                                    3,162                                                        3,162
  Accretion of redemption
    value of series A
    redeemable convertible
    preferred stock........                                    (383)                                                        (383)
  Net loss.................                                                                             (1,823)           (1,823)
                              ----------    ----------    ----------    ----------     ----------    ----------        ----------
BALANCE AT DECEMBER 31,
  1998--FORWARD............      310,995    $        1    $    4,906    $     (57)     $    (271)    $  (8,096)        $  (3,517)

                                 NOGATECH, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
              (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

                                                  COMMON STOCK         ADDITIONAL   NOTE RECEIVABLE
                                             -----------------------    PAID-IN         FROM A          DEFERRED     ACCUMULATED
                                              NUMBER*       AMOUNT      CAPITAL       STOCKHOLDER     COMPENSATION     DEFICIT
                                             ----------   ----------   ----------   ---------------   ------------   -----------
BALANCE AT DECEMBER 31, 1998--BROUGHT
  FORWARD..................................     310,995   $        1   $    4,906     $      (57)      $     (271)   $   (8,096)
  Issuance of common stock in
    connection with stock options
      exercised............................     108,375           **           39
  Deferred compensation related to employee
    stock option grants....................                                   214                            (214)
  Deferred compensation related to
    nonemployee stock option grants........                                    22                             (22)
  Amortization of deferred compensation
    related to stock option grants.........                                                                   115
  Accretion of redemption value
    of series A redeemable convertible
      preferred stock......................                                  (427)
  Net loss.................................                                                                              (1,096)
                                             ----------   ----------   ----------     ----------       ----------    ----------
BALANCE AT DECEMBER 31, 1999...............     419,370   $        1   $    4,754     $      (57)      $     (392)   $   (9,192)
                                             ==========   ==========   ==========     ==========       ==========    ==========
  Pro forma conversion to series A
    redeemable convertible preferred stock
    (note 1n)..............................   8,609,783            8        8,235
                                             ----------   ----------   ----------     ----------       ----------    ----------
PRO FORMA STOCKHOLDERS' EQUITY AT
  DECEMBER 31, 1999 (NOTE 1N) (UNAUDITED)..   9,029,153   $        9   $   12,989     $      (57)      $     (392)   $   (9,192)
                                             ==========   ==========   ==========     ==========       ==========    ==========

                                                   TOTAL
                                               STOCKHOLDERS'
                                              EQUITY (CAPITAL
                                                DEFICIENCY)
                                             -----------------
BALANCE AT DECEMBER 31, 1998--BROUGHT
  FORWARD..................................     $   (3,517)
  Issuance of common stock in
    connection with stock options
      exercised............................             39
  Deferred compensation related to employee
    stock option grants....................
  Deferred compensation related to
    nonemployee stock option grants........
  Amortization of deferred compensation
    related to stock option grants.........            115
  Accretion of redemption value
    of series A redeemable convertible
      preferred stock......................           (427)
  Net loss.................................         (1,096)
                                                ----------
BALANCE AT DECEMBER 31, 1999...............     $   (4,886)
                                                ==========
  Pro forma conversion to series A
    redeemable convertible preferred stock
    (note 1n)..............................          8,243
                                                ----------
PRO FORMA STOCKHOLDERS' EQUITY AT
  DECEMBER 31, 1999 (NOTE 1N) (UNAUDITED)..     $    3,357
                                                ==========

------------------------

 *  After giving retroactive effect to the reverse stock-split, see note 6a.

**  Representing an amount less than $1,000.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                 NOGATECH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 1997       1998       1999
                                                               --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(1,462)   $(1,823)   $(1,096)
                                                               -------    -------    -------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Employee rights upon retirement.........................         7         19         54
    Depreciation and amortization...........................        97         91        128
    Compensation relating to stock options..................     --            50        115
    Changes in operating asset and liability items:
      Decrease (increase) in accounts receivable:
        Trade...............................................         1       (547)      (171)
        Other...............................................       (75)       (65)       (57)
      Decrease (increase) in inventories....................        94         50     (1,528)
      Decrease (increase) in other current assets...........       (33)        57       (143)
      Increase in accounts payable and accruals:
        Trade...............................................       151          2      1,459
        Other...............................................        87        344        184
                                                               -------    -------    -------
                                                                   329          1         41
                                                               -------    -------    -------
  Net cash used in operating activities.....................    (1,133)    (1,822)    (1,055)
                                                               -------    -------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES--purchases of
  fixed assets..............................................      (108)       (64)      (300)
                                                               -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of series A redeemable convertible preferred
    stock, net of issuance costs of $60 and $355 in 1997 and
    1998, respectively......................................     1,790      5,641      --
  Issuance of common stock in connection with stock options
    exercised...............................................         2          1         39
  Receipt (repayment) of short-term credit, net.............      (375)      (236)     --
                                                               -------    -------    -------
  Net cash provided by financing activities.................     1,417      5,406         39
                                                               -------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       176      3,520     (1,316)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...        95        271      3,791
                                                               -------    -------    -------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR.........   $   271    $ 3,791    $ 2,475
                                                               =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--CASH PAID
  DURING THE YEARS FOR:
  Interest..................................................   $    27    $    57    $    41
                                                               =======    =======    =======
  Taxes.....................................................   $     2    $     9    $     4
                                                               =======    =======    =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                                 NOGATECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:

 A. GENERAL

     1) NATURE OF OPERATIONS:

        (a) Nogatech, Inc. ("Nogatech Delaware") was incorporated in Delaware on September 22, 1999.

           On December 28, 1999, Nogatech, Inc. ("Nogatech California"), which was incorporated in California in 1993, merged into Nogatech Delaware. In the merger, the stockholders of Nogatech California exchanged their shares for all of the issued and outstanding stock of Nogatech Delaware. At the time of the merger, the wholly owned subsidiary of Nogatech California was Nogatech Ltd., an Israeli company ("Nogatech Israel").

        (b) Nogatech Delaware and its two wholly owned subsidiaries, Nogatech Israel and Nogatech California, Inc. (collectively, the "Company"), are engaged in research, development, production, sales and marketing of the Company's products to customers.

           The Company provides video compression chips which establish connections between video devices and computers, as well as connections between video devices across a variety of networks. As to information regarding the Company's major customers and supplier, see note 11.

        (c) The merger described in (a) above has been recorded as a reorganization of entities under common control, and has been accounted for at the recorded amount in Nogatech California's (predecessor) financial statements. Accordingly, the Company's consolidated financial statements reflect the predecessor's financial position, results of operations and cash flows, from its inception to December 28, 1999 (date of merger), in a manner similar to a pooling-of-interests accounting. Such presentation reflects the combined financial statements as if the merger occurred at the beginning of the earliest period presented herein.

     2) ACCOUNTING PRINCIPLES

       The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States ("U.S. GAAP").

     3) USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets, liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

 B. FUNCTIONAL CURRENCY

    The currency of the primary economic environment in which the operations of Nogatech Delaware and Nogatech California are conducted is the U.S. dollar ("$" or "dollar").

    Most of Nogatech Israel's sales are made in dollars. Substantially all of the subsidiary's production costs are comprised of cost of materials, which are purchased in dollars. Most of the research and

                                 NOGATECH, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) development expenses and general and administrative expenses are incurred in Israeli currency. Most of the sales and marketing expenses are incurred in dollars. Thus, the functional currency of Nogatech Israel is the dollar, and accordingly, the functional currency of the Company is the dollar.

    Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar (Israeli) currency are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions -- exchange rates at transaction dates; and (ii) for other items (derived from non-monetary balance sheet items, such as depreciation and amortization, changes in inventories, etc.) -- historical exchange rates. The resulting currency transaction gains or losses are included in other income or expenses, as appropriate.

 C. PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Nogatech Delaware and its two wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. Profits from intercompany sales, not yet realized, have also been eliminated.

 D. INVENTORIES

    Inventories are recorded at the lower of cost or market. Cost is determined on a "first-in, first-out" basis.

 E. FIXED ASSETS

    Fixed assets are stated at cost.

    Depreciation in calculated using the straight-line method over the estimated useful life of the assets, at the following annual rates:

                                                          %
                                                       --------
Computers and software...............................   20-33
Office furniture and equipment.......................    6-15
Laboratory equipment.................................     20
Motor vehicles.......................................     15

    Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

 F. REVENUE RECOGNITION

    Revenue from product sales to customers, other than sales to distributors, is recognized when products are shipped. Sales to distributors, where the Company allows right of return on products unsold by the distributors, are not recognized until the products are sold by the distributors to their customers.

    The provision for warranty is recorded at the time of the sale of the related product for probable costs in connection with warranties, based on the Company's experience.

                                 NOGATECH, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
 G. RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses are charged to the statements of operations as incurred.

 H. CONCENTRATION OF CREDIT RISKS AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Financial instruments that subject the Company to credit risks consist primarily of uninsured cash and cash equivalents, which are deposited in major financial institutions in the United States and in Israel, and trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company provides for estimated credit losses.

    The provision for doubtful accounts is principally determined for specific debts when their collection is doubtful.

 I. CASH EQUIVALENTS

    The Company considers all highly liquid investments, with an original maturity of three months or less when issued, that are not restricted as to withdrawal or use, to be cash equivalents.

 J. NET LOSS PER SHARE OF COMMON STOCK ("EPS")

     1) Historical EPS

         a) Basic EPS is computed by dividing net loss applicable to common stock by the weighted average number of shares of common stock outstanding during each period.

         b) Since the basic EPS for the years ended December 31, 1997, 1998 and 1999 represents a loss per share of common stock, the effect of including the incremental shares of common stock from assumed exercise of options and from assumed conversion of redeemable convertible preferred stock in EPS computation is anti-dilutive, and accordingly the basic and diluted EPS are the same (see also note
            9d).

     2) Pro forma EPS

       Pro forma basic and diluted EPS have been calculated assuming the conversion of all outstanding shares of preferred stock that are convertible upon the Company's initial public offering into common stock, as if the shares had been converted immediately upon their issuance. Accretion of redemption value of redeemable convertible preferred stock has been excluded from the calculation of pro forma basic and diluted EPS as the related shares are assumed to be converted to common stock upon issuance.

     3) Weighted average number of common shares outstanding used in the computation of the basic, diluted and pro forma EPS has been calculated after giving retroactive effect in all the reported periods, to a one-for-two reverse stock split, as approved by the Company's Board of Directors on March 5, 2000 (note 12c).

 K. STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock option plan grants to employees and directors, with the disclosure provisions of Statement of Financial Accounting Standards FAS No. 123, "Accounting for Stock-Based Compensation" (FAS 123). Under APB 25,

                                 NOGATECH, INC.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) compensation expense is computed under the intrinsic value method of accounting to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise price of the stock option. Compensation so computed is deferred and then recognized over the vesting period of the stock option.

    The Company applies FAS 123 in accounting for stock options granted to nonemployees in exchange for services received using the fair value method of accounting. Under FAS 123, these equity transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the equity instruments is calculated using a Black-Scholes pricing model.

 L. COMPREHENSIVE INCOME (LOSS)

    The Company adopted FAS 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 requires reporting and display of comprehensive income (loss) and its components, in a full set of general-purpose financial statements. The Company has no other comprehensive loss components other than the net loss for the reported periods.

 M. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    In June 1998, the FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 established a new model for accounting for derivatives and hedging activities. FAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.
    FAS 133 is effective for calendar year companies beginning January 1, 2001. The Company does not currently use derivative instruments: accordingly, it does not anticipate that the new standard will have any impact on its financial statements.

 N. UNAUDITED PRO FORMA BALANCE SHEET

    Upon the planned closing of the Company's anticipated initial public offering in May 2000, the outstanding shares of redeemable convertible preferred stock will automatically convert into common stock. The unaudited pro forma balance sheet reflects these transactions as if they occurred on December 31, 1999.

 O. DEFERRED INCOME TAXES

    Deferred income taxes are created for temporary differences between the assets and liabilities as measured in the financial statements and for tax purposes. Deferred taxes are computed using the tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided when it is more likely than not that all or part of the deferred tax assets will not be realized.

                                 NOGATECH, INC.

NOTE 2--FIXED ASSETS:

    A.  Grouped by major classifications, fixed assets are composed as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998           1999
                                                              --------       --------
                                                                  (IN THOUSANDS)
Cost:
  Computers and software....................................    $404           $647
  Office furniture and equipment............................      51             78
  Laboratory equipment......................................      40             45
  Leasehold improvements....................................      40             41
  Motor vehicles............................................      --             24
                                                                ----           ----
                                                                 535            835
                                                                ----           ----
Less--accumulated depreciation and amortization:
  Computers and software....................................     279            386
  Office furniture and equipment............................      11             16
  Laboratory equipment......................................      36             38
  Leasehold improvements....................................      29             40
  Motor vehicles............................................      --              3
                                                                ----           ----
                                                                 355            483
                                                                ----           ----
                                                                $180           $352
                                                                ====           ====

    B. Depreciation and amortization expenses related to fixed assets totaled $97,000, $91,000 and $128,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 3--EMPLOYEE RIGHTS UPON RETIREMENT:

    A. Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Nogatech Israel's severance pay liability for its employees, based upon length of service and the latest monthly salary (one month's salary for each year worked), is mainly covered by purchased insurance policies.

    B. The balance sheet liability for Israeli employee rights upon retirement, and the amount funded with insurance companies, are composed as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998           1999
                                                              --------       --------
                                                                  (IN THOUSANDS)
Severance pay liability.....................................    $255           $362
Less--amount funded.........................................     203            256
                                                                ----           ----
Unfunded balance............................................    $ 52           $106
                                                                ====           ====

                                 NOGATECH, INC.

NOTE 4--COMMITMENTS AND CONTINGENT LIABILITIES:

    A.  LEASE COMMITMENTS

    1)  Rent:

       a) The Company leases its U.S. facility under an operating lease agreement which expires in September 2002. The Israeli subsidiary's facility is leased under an operating lease which expires on February 22, 2003, with an option to extend until February 2008. Up to $120,000 of the Israeli facility rent is guaranteed by a financial institution. The guarantee expires on March 10, 2000.

       b) Future minimum lease commitments under non-cancelable operating lease agreements are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Year ending December 31:
2000........................................................      $  154
2001........................................................         156
2002........................................................         139
2003........................................................         129
2004........................................................         140
Thereafter..................................................         463
                                                                  ------
                                                                  $1,181
                                                                  ======

    2)  Car lease:

       a) The Company has one vehicle which has been leased since 1999 under an operating lease agreement for the period ending in 2002.

       b)  Future minimum lease commitment under this agreement is as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Year ending December 31:
2000........................................................       $ 8
2001........................................................         8
2002........................................................         2
                                                                   ---
                                                                   $18
                                                                   ===

    3) Lease expenses totaled $91,000, $86,000 and $144,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

    B.  ROYALTY COMMITMENTS

        The Company licensed technologies from three companies that are subject to a per unit royalty ranging from $0.50 to $3.00 The royalties are included in the cost of sales and amounted to $61,000, $40,000 and $43,000 in the years ended December 31, 1997, 1998 and 1999 respectively.

                                 NOGATECH, INC.

NOTE 4--COMMITMENTS AND CONTINGENT LIABILITIES: (CONTINUED)
    C.  COMMISSION COMMITMENTS

       Nogatech Israel is committed to pay a consulting company a commission equal to 3.0% of the initial order of the net sales initiated by that consulting company and a commission of 1.5% to 2.5% for all subsequent orders.

       Nogatech Israel is also committed to pay a commission equal to 3.0% of orders of the net sales initiated by two other companies in sales to the Far East.

       Commissions paid by the Company amounted to $81,000 in the year ended December 31, 1999.

    D.  LINE OF CREDIT

       The Company has obtained a line of credit from an Israeli financial institution for working capital purposes, in the amount of $2,000,000. Repayment terms and interest rates are determined at the time of each request for credit. The Company has pledged all of its assets as collateral for this credit line. As of December 31, 1999, the financial institution has provided the Company guarantees in a total amount of $2,005,000 in favor of rent facility, a supplier and customs authorities in Israel, which reduce the available amount of line of credit to zero.

NOTE 5--REDEEMABLE CONVERTIBLE PREFERRED STOCK:

    a.  Redeemable convertible preferred stock consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998           1999
                                                              --------       --------
                                                                  (IN THOUSANDS)
Series A redeemable convertible preferred stock--$0.43
  redemption value plus an accrued amount (see b(1) below):
  authorized 30,000,000 shares; issued and
  outstanding--15,906,304 shares at December 31, 1998 and
  1999 (at redemption value)................................   $7,816         $8,243

Series B redeemable convertible preferred stock--$4.18
  redemption value: authorized at December 31,
  1999--1,196,172 shares; no shares issued and outstanding
  at December 31, 1998 and 1999 (see note 12)...............       --             --
                                                               ------         ------

                                                               $7,816         $8,243
                                                               ======         ======

        In addition, the Company has authorized 803,828 shares of undesignated convertible preferred stock.

    b. Following are the main terms of the Company's redeemable convertible preferred stock:

       1)  Liquidation preference

           Holders of preferred stock are entitled to a liquidation preference of $0.43 and $4.18 for series A and B, respectively, per share plus an amount equal to 8% of such liquidation price, compounded annually, for each year (or fraction thereof) after the first two years

                                 NOGATECH, INC.

NOTE 5--REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)
           from issuance of the stock, plus any declared but unpaid dividends. The terms of the preferred stock stipulate that certain events (such as a change in control) shall be considered as a deemed liquidation of the Company which entitle the holders to redeem the outstanding shares based on their liquidation amounts.

           The excess of the consideration received, net of issuance costs, from the issuance of the series A convertible preferred stock over its redemption value, is recorded as additional paid-in capital at the date of issuance. The annual accretion of the redemption value is also charged to additional paid-in capital.

       2)  Voting rights

           As long as an aggregate amount of at least 4,000,000 shares of series A and series B preferred stock are outstanding, preferred stockholders are entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Company and shall be entitled to the number of votes equal to the number of full shares of common stock into which such shares of series A and series B preferred stock could be converted.

       3)  Election of Directors

           So long as at least 4,000,000 shares of series A preferred stock are outstanding, the authorized number of directors shall be nine and any change in the number shall be with the consent of the holders of a majority of the outstanding series A preferred stock. The holders of the outstanding shares of series A preferred stock, voting as a single class, are entitled to elect seven directors to the board of directors. The holders of the outstanding shares of common stock, voting as a single class, shall be entitled to elect two directors to the board of directors.

       4)  Right to convert

           At the option of the holder, each share of series A preferred stock is convertible, at any time after issuance, into common stock based on the determined conversion price subject to certain antidilution provisions. According to the determined conversion price, as of December 31, 1999, 5,765,003 shares of series A preferred stock are convertible on a basis of two shares of preferred stock for one share of common stock and 10,141,301 shares are convertible according to a ratio of 1.7707 share of preferred stock for one share of common stock.

           At the option of the holder, each share of series B preferred stock is convertible, at any time after issuance, into common stock, based on the determined conversion price subject to certain antidilution provisions. The determined conversion price of series B preferred stock through February 28, 2000 is on a basis of two shares of preferred stock for one share of common stock and thereafter the conversion price decreases ratably over the period up to a final ratio of two shares of series B preferred stock for each 1.50 share of common stock commencing on August 1, 2000 and thereafter.

           The series A and B preferred stock will be automatically converted into common stock concurrently with the closing of an underwritten public offering of common stock resulting in aggregate gross cash proceeds from the issuance in excess of $10,000,000.

                                 NOGATECH, INC.

NOTE 5--REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)
       5)  Dividends

           When and if declared by the board of directors, noncumulative dividends at the annual rate of $0.0258 per share of series A preferred stock and $0.1039 per share of series B preferred stock are payable in cash to the preferred stockholders, in preference to any declaration or payment on the common stock.

    C.  Details regarding issuances of redeemable convertible preferred stock:

                                                                SERIES A REDEEMABLE
                                                                    CONVERTIBLE
                                                                  PREFERRED STOCK
                                                              -----------------------
                                                                           AMOUNT (IN
                                                                NUMBER     THOUSANDS)
                                                              ----------   ----------
Balance at January 1, 1997..................................   8,962,959    $ 4,488
Preferred shares issued in 1997.............................   1,178,342     *1,790
                                                              ----------    -------
Balance at December 31, 1997................................  10,141,301      6,278
Preferred shares issued in 1998.............................   5,765,003     *5,641
                                                              ----------    -------
Balance at December 31, 1998 and at December 31, 1999.......  15,906,304    $11,919
                                                              ==========    =======

------------------------

*   Net of issuance cost of $60,000 and $355,000 in 1997 and 1998, respectively.

    d. As to the issuance of series B redeemable convertible preferred stock in January 2000, see note 12a.

NOTE 6--STOCKHOLDERS' EQUITY

    a.  REVERSE STOCK SPLIT

       On March 5, 2000, the Company's Board of Directors approved a reorganization of the Company's share capital, whereby each two shares of common stock of $0.001 par value will be reverse stock split into one share of common stock of $0.001 par value (see note 12c). All share and per share data included in these financial statements have been retroactively adjusted to reflect the abovementioned reverse stock split. In addition, the conversion ratio of the convertible preferred stock, the number of options and their exercise price have been adjusted accordingly.

    b.  EMPLOYEE STOCK OPTION PLANS

       1)  Previous stock option plans:

           a)  U.S. 1993 Stock Option Plan

               In February 1993, the Company's Board of Directors approved a U.S. stock option plan (the U.S. plan), under which options are to be granted to the Company's employees including officers, directors and consultants, without consideration. Each option can be exercised to purchase one common share of the Company. Any option

                                 NOGATECH, INC.

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
               not exercised within 4 or 5 years, as applicable, from allotment date will expire, unless extended by the Board of Directors.

               Options granted under the plan may be either incentive stock options or nonstatutory stock options and become exercisable as specified in each option agreement.

               Options granted to a holder of more that 10% of the voting stock of the Company may be granted at not less than 110% of fair value of the common share on the date of grant. Incentive stock options granted to employees under the U.S. plan must have exercise prices not less than 100% of fair value of the common share on the date of the grant, as determined by the Board of Directors.

           b)  Israeli 1993 Stock Option Plan

               In July 1993, the Company's Board of Directors approved an Israeli employee option plan (the Israeli plan), under which options are to be granted to the Company's employees including officers, directors and consultants without consideration. Each option can be exercised to purchase one common share of the Company. Any option not exercised within 7 years from allotment date will expire, unless extended by the Board of Directors.

           c) Options granted to consultants under these plans were excluded from the summary presented in the tables 3 and 4 below and were treated as options granted to nonemployees, see c below.

       2)  Existing stock option plan--1999 stock option plan

           On December 8, 1999, in connection with the merger (note 1a(1)), the Company adopted the 1999 stock option plan. All issued and outstanding options under the 1993 plans were assumed under the 1999 stock option plan. In addition, the Company has the right to issue new options pursuant to the 1999 plan. The terms of the new options issued under the 1999 plan are identical to the terms of the options granted under the 1993 plans.

        The rights of the common stock obtained upon exercise of the options will be identical to those of the other shares of common stock of the Company.

                                 NOGATECH, INC.

NOTE 6--STOCKHOLDERS' EQUITY: (CONTINUED)

       3) A summary of the status of the 1999 stock option plan as of December 31, 1997, 1998, 1999, and changes during the years ended on those dates, is presented below:

                                                                         YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------------
                                                          1997                    1998                    1999
                                                  ---------------------   ---------------------   ---------------------
                                                              WEIGHTED                WEIGHTED                WEIGHTED
                                                               AVERAGE                 AVERAGE                 AVERAGE
                                                              EXERCISE                EXERCISE                EXERCISE
                                                   NUMBER       PRICE      NUMBER       PRICE      NUMBER       PRICE
                                                  ---------   ---------   ---------   ---------   ---------   ---------
Options outstanding at beginning of year........    772,720   $    0.24     734,470   $ 0.28      1,248,470   $    0.26
Changes during the year:
  Granted.......................................     51,750   $    0.72     549,000   $ 0.24        431,000   $    2.78
  Exercised.....................................    (18,120)  $    0.14      (6,250)  $ 0.12       (100,875)  $    0.34
  Forfeited.....................................    (71,880)  $    0.30     (28,750)  $ 0.64        (47,375)  $    0.72
                                                  ---------               ---------               ---------
Options outstanding at year end.................    734,470   $    0.28   1,248,470   $ 0.26      1,531,220   $    0.94
                                                  =========               =========               =========
Options exercisable at year end.................    556,014   $    0.26     791,146   $ 0.28        948,261   $    0.72
                                                  =========               =========               =========
Options available for grant under the stock
  option plan...................................    473,823                 953,572               3,011,787
                                                  =========               =========               =========
Weighted average fair value of options granted
  during the year*..............................              $    0.27               $ 0.58                  $    1.52

--------------------------

* The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model, based on the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 55% for all years; risk-free interest rates (in dollar terms):
    1997-6.1%; 1998-5.4% and 1999-5.7%; and expected lives of 4 years in 1997,
    1998 and 1999.

      4) The following table summarizes information about options outstanding at December 31, 1999:

                   OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
 -------------------------------------------------------   ----------------------------
                                WEIGHTED
                                 AVERAGE
                                REMAINING     WEIGHTED
                               CONTRACTUAL     AVERAGE                      WEIGHTED
    RANGE OF       NUMBER         LIFE        EXERCISE       NUMBER         AVERAGE
 EXERCISE PRICE  OF OPTIONS     IN YEARS        PRICE      OF OPTIONS    EXERCISE PRICE
 --------------  -----------   -----------   -----------   -----------   --------------
  $0.02-$0.20        867,970           2.9   $      0.09       610,511    $      0.12
     $0.72           297,250           3.8   $      0.72       181,250    $      0.72
     $3.00           366,000           5.9   $      3.00       156,500    $      3.00
                 -----------                               -----------
                   1,531,220                 $      0.94       948,261    $      0.72
                 ===========                               ===========

       5) Options to employees were granted at exercise prices which were equal to the fair value of the common stock at dates of grant, except for 381,500 options granted in July 1998, to the Company's Chairman of the Board of Directors and to its Chief Executive Officer and except for 40,000 options granted to employees in December 1999 which were granted at exercise prices lower than the fair value of each share of common stock at dates of grant. The options granted in 1998 were issued at an exercise price of $0.02 for

                                 NOGATECH, INC.

NOTE 6--STOCKHOLDERS' EQUITY: (CONTINUED)
           each share of common stock, while the fair value of each share of common stock was $0.72. The fair value of each of these options granted was $0.71. These options will vest over a period of three years but shall vest immediately upon the consummation of an initial public offering or upon the occurrence of a corporate sale, as defined in the agreement. These options will expire if not exercised after a certain period in the event the Company files a registration statement for an initial public offering. The 40,000 options granted in 1999 were issued at an exercise price of $3.00 for each share of common stock, while the fair value of each share of common stock at the dates of grant, was $8.30. The fair value of each of these options granted was $5.91.

       6)  Accounting treatment of the employee stock option plans

           As to the accounting treatment with respect to employee stock option grants, see note 1k.

           In 1998 and in 1999, the Company recorded $268,000 and $214,000, respectively, of deferred stock compensation for the excess of the deemed fair value of a share of common stock over the exercise price at the date of grant related to certain options granted to employees and directors. The compensation expense is being amortized over the vesting period of the options. The compensation costs that have been charged to the statements of operations in the years ended
           December 31, 1998 and 1999 are $45,000 and $92,000, respectively.

       7)  Pro forma disclosure

           Had compensation cost for the Company's plans been determined using the fair value at the grant dates, consistent with the method of FAS 123, the Company's net loss and loss per share of common stock would have been increased to the pro forma amounts indicated below:

                                                                             YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------------
                                                                1997                  1998                  1999
                                                         -------------------   -------------------   -------------------
                                                            AS        PRO         AS        PRO         AS        PRO
                                                         REPORTED    FORMA     REPORTED    FORMA     REPORTED    FORMA
                                                         --------   --------   --------   --------   --------   --------
Net loss applicable to common stock--in thousands......  $(1,762)   $(1,774)   $(2,206)   $(2,228)   $(1,523)   $(1,584)
                                                         =======    =======    =======    =======    =======    =======
Net loss per share of common stock--Basic and
  diluted..............................................  $ (5.86)   $ (5.90)   $ (7.13)   $ (7.20)   $ (4.50)   $ (4.68)
                                                         =======    =======    =======    =======    =======    =======

    c.  WARRANTS AND OPTIONS TO NONEMPLOYEES

       1) In 1998, in order to obtain a credit line, the Company granted a bank options to purchase 240,208 shares of common stock at an exercise price of $2.08 per share. These options are exercisable during a period of three years. According to the agreement, the options will expire after a certain period, if not exercised in the event the Company files a registration statement for an initial public offering. The Company recorded deferred compensation of $37,000 associated with these options based on the fair value of these options at the date of grant.

       2) In December 1998, the Board of Directors granted 75,000 options to a consulting company. The options which were vested in January 1999 and are exercisable for 75,000 shares of common stock at an exercise price of $0.72 per share. The Company recorded

                                 NOGATECH, INC.

NOTE 6--STOCKHOLDERS' EQUITY: (CONTINUED)
           deferred compensation of $16,000 associated with these options based on the fair value of these options at the date of grant.

       3) In connection with the change of ownership in the Company in 1995, the Board of Directors granted 350,000 options to the Company's current Chairman of the Board of Directors who did not have an active role in the Company at the date of grant. The optionee paid $5,000 for this right. Each option can be exercised to purchase one share of common stock of the Company at an exercise price of $0.125 per share. The options expire in June 2000. An expense of $10,000 associated with these options, reflecting the fair value of the option at date of grant, net of the amount paid for the option, was charged in the statement of operations for the year ended December 31, 1995.

        4) a) In October 1995, the Company issued 7,500 common stock options to a consultant at an exercise price of $0.125 per share. These options were exercised in 1999.

           b) In January 1996, the Company issued 10,000 common stock options to a consultant at an exercise price of $0.14 per share. These options were exercised in January 2000.

           c) In August 1999, the Company issued 20,000 common stock options to four consultants at an exercise price of $3.00 per share. Two consultants' options vest ratably over a period of four years and the options issued to the other consultants are fully vested. The total deferred expense of $22,000 associated with these options reflects the fair value of the options at dates of grant.

       5)  Accounting treatment of options granted to nonemployees.

           As to the accounting treatment with respect to options granted to nonemployees, see Note 1k.

           The fair value of equity instruments issued in exchange for services received is charged against income over the vesting period.

           The following weighted average assumptions were used for estimating the fair value of the options under Black-Scholes option pricing model: dividend yield of 0%; and expected volatility of 55% for the years 1998 and 1999, risk free interest of 5.4% and 5.7% for the years 1998 and 1999 respectively and average expected life of 4 years for the years 1998 and 1999.

           Services costs charged against income in respect of equity instruments granted to nonemployees were $5,000 and $25,000 in the years ended December 31, 1998 and 1999, respectively.

    d.  WARRANTS ISSUED TO SERIES A REDEEMABLE CONVERTIBLE PREFERRED
       STOCKHOLDERS

       1) In 1997, in connection with the issuance of series A redeemable convertible preferred stock, the Company issued to the buyers of those shares options to purchase up to 589,171 shares of common stock at an exercise price of $3.14 per share. 318,471 of these options expired in 1999, 111,464 options were exercised in January 2000 and 159,236 options will expire in August 2000.

       2) In 1998, in connection with the issuance of series A redeemable convertible preferred stock, the Company granted the buyers of those shares options to purchase 432,375 shares

                                 NOGATECH, INC.

NOTE 6--STOCKHOLDERS' EQUITY: (CONTINUED)
           of common stock at an exercise price of $2.08 per share. These options expire in July 2000.

       3) According to the applicable agreements, the options described in 1 and 2 above will expire after a certain agreed period if not exercised, in the event the Company files a registration statement for an initial public offering.

    e.  COMMON STOCK RESERVED

       As at December 31, 1999, the Company has reserved shares of common stock for future issuance, as follows:

                                                              NUMBER OF
                                                                SHARES
                                                              ----------
Conversion of series A redeemable convertible preferred
  stock.....................................................   8,609,783
Employee stock option plans.................................   4,543,007
Warrants and options to nonemployees........................   1,398,283
                                                              ----------
                                                              14,551,073
                                                              ==========

NOTE 7--INCOME TAXES:

    A. U.S. INCOME TAXES

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $5,200,000 and $1,700,000, respectively, which expire through 2019 and 2004, respectively.

    Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

    b. ISRAELI INCOME TAXES

    Nogatech Israel has been awarded "approved enterprise" status by the Israeli government, under the Law for the Encouragement of Capital Investments, 1959. Under the approved enterprise status, Nogatech Israel is entitled to a four-year tax exemption on undistributed earnings commencing in the year in which it attains taxable income and a reduced corporate tax rate of 10%-15% for the remaining term of the program on the plan's proportionate share of income. The period of tax benefits has not yet commenced. In the event of the distribution of dividends from income which was tax exempt, the amount distributed will be liable to corporate tax of 10%-15%.

    The entitlement to the above benefits is conditional upon the fulfillment of conditions stipulated by the law, regulations published thereunder and the instrument of approval for the specific investment in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and Nogatech Israel may be required to refund the amounts of the benefits in whole or in part with the addition of linkage differences and interest.

                                 NOGATECH, INC.

NOTE 6--INCOME TAXES: (CONTINUED)

    Nogatech Israel's results for tax purposes are measured on a real basis, adjusted for the increase in the Israeli Consumer Price Index (CPI). As explained in note 1b, the financial statements of the Israeli subsidiary included in consolidation are expressed in U.S. dollars. The difference between the changes in the Israeli CPI and the NIS/U.S. dollar exchange rate--both on annual and cumulative basis--causes a difference between taxable income (loss) and income (loss) reflected in Nogatech Israel's financial statements expressed in dollars.

    Israeli taxable income not eligible for "approved enterprise" benefits mentioned above is taxed at the regular tax rate of 36%.

    As of December 31, 1999, Nogatech Israel has Israeli net operating loss carryforwards of approximately $2,300,000. The Israeli loss carryforwards have no expiration date. The Company expects that during the period these tax losses are utilized, most of its income would be tax exempt, and therefore, the utilization of the net operating losses will generate no tax benefit. Accordingly, deferred tax assets from such losses have not been included in the financial statements.

    Net loss applicable to the Israeli operations included in the statements of operations amounted to approximately to $1,000,000, $1,000,000 and $500,000, in the years ended December 31, 1997, 1998 and 1999 respectively.

    c. DEFERRED INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
In respect of the U.S. operating loss carryforwards.........   $1,500     $2,000
Valuation allowance.........................................   (1,500)    (2,000)
                                                               ------     ------
Net deferred tax assets.....................................   $    -     $    -
                                                               ======     ======

    The valuation allowance increased by $400,000, $300,000 and $500,000 for the years ended December 31 1997, 1998 and 1999, respectively. These changes in the valuation allowance were charged to expenses.

    FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, management has determined that the future realization of the tax benefit is not sufficiently assured. Consequently, a full valuation allowance has been provided against the net deferred tax assets.

    d. ISRAELI TAX ASSESSMENTS

    Nogatech Israel has had no final tax assessments since its incorporation in 1993.

                                 NOGATECH, INC.

NOTE 8--RELATED PARTY TRANSACTIONS

    Kenwood Corporation ("Kenwood") is a stockholder in the Company. During 1997, Kenwood subleased premises from the Company for a specific period of time. Rental income earned by the Company from this sublease was $75,000 for 1997 and at December 31, 1997, Kenwood owed the Company $75,000 pertaining to this sublease.

    Tomen Electronics ("Tomen") is a stockholder in the Company. Sales made to Tomen were $439,000, $1,324,000 and $1,272,000 in 1997, 1998 and 1999,
    respectively. As of December 31, 1998 and 1999, Tomen owed the Company $35,000 and $68,000, respectively. The Company purchases certain products from Tomen. Purchases from Tomen aggregated $194,000 and $151,000 in 1998 and 1999, respectively. As of December 31, 1998 and 1999, the Company owed Tomen $32,000 and $60,000, respectively, pertaining to these purchases. Additionally, during 1997, the Company entered into an engineering agreement with Tomen, whereunder the Company will receive four payments of $50,000 upon the achievement of certain milestones, as agreed. The Company recognized $100,000 of revenue under this agreement for the year ended December 31, 1997. In 1998, the engineering agreement was canceled and it was agreed between the companies that there would be no further obligations.

                                 NOGATECH, INC.

NOTE 9--SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

    BALANCE SHEETS:

    a. ACCOUNTS RECEIVABLE

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
1) Trade:
    Open accounts...........................................    $813      $  951
    Related party (note 8)..................................      35          68
                                                                ----      ------
                                                                $848      $1,019
                                                                ====      ======
The item is net of--
    Allowance for doubtful accounts.........................    $(24)     $ (150)
                                                                ====      ======

           The change in the allowance for doubtful accounts in the year ended December 31, 1997 was a decrease of expenses of $23,000. The changes in the allowance in the years ended December 31, 1998 and 1999 increased the expenses by $20,000 and $126,000, respectively.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
2) Other:
    Employees...............................................    $ 65      $   89
    Institutions............................................      36          82
    Other receivables.......................................      39          26
                                                                ----      ------
                                                                $140      $  197
                                                                ====      ======

    b. INVENTORIES

Raw materials.                                                $    413   $    843
    Finished goods..........................................     168       1,266
                                                                ----      ------
                                                                $581      $2,109
                                                                ====      ======

    c. ACCOUNTS PAYABLE

1) Trade:
    Open accounts...........................................    $476      $1,907
    Related party (note 8)..................................      32          60
                                                                ----      ------
                                                                $508      $1,967
                                                                ====      ======
2) Other and accruals:
    Payroll and related expenses............................    $149      $   90
    Provision for vacation..................................      95         127
    Deferred income.........................................     321          56
    Provision for warranty..................................      65         177
    Distributors............................................      11         244
    Accrued expenses........................................      66         197
                                                                ----      ------
                                                                $707      $  891
                                                                ====      ======

                                 NOGATECH, INC.

NOTE 9--SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION: (CONTINUED) STATEMENTS OF OPERATIONS:

    d. NET LOSS PER SHARE OF COMMON STOCK

    The following table sets forth the computation of historical basic and diluted net loss per share of common stock:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
NUMERATOR--IN THOUSANDS
  Net loss applicable to common stock.......................  $  (1,762)  $  (2,206)  $  (1,523)
  Accretion of redemption value of series A redeemable
    convertible preferred stock.............................        300         383         427
                                                              ---------   ---------   ---------
  Numerator for diluted net loss per share of common
    stock...................................................  $  (1,462)  $  (1,823)  $  (1,096)
                                                              =========   =========   =========

DENOMINATOR
  Denominator for basic net loss per share of common stock--
    weighted average number of shares of common stock.......    300,709     309,536     338,295
  Redeemable convertible preferred stock....................  5,568,334   7,048,428   8,609,783
  Options granted...........................................                 61,818     331,087
                                                              ---------   ---------   ---------
  Denominator for diluted net loss per share of common
    stock--adjusted weighted average number of shares.......  5,869,043   7,419,782   9,279,165
                                                              =========   =========   =========

    The effect of the inclusion of the redeemable convertible preferred stock and options granted in 1997, 1998 and 1999 is anti-dilutive.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The financial instruments of the Company consist of non-derivative current assets and liabilities.

    In view of their nature, the fair value of financial instruments included in working capital of the Company is usually identical or close to their carrying value.

NOTE 11--SEGMENT INFORMATION

    The Company adopted the provisions of FAS 131 which sets out disclosure and reporting requirements in respect of segments.

    Management identifies two reportable operating segments that are differentiated by the locations of the Company's customers: (1) the United States and (2) the rest of the world. The Company evaluates performance of these two operating segments based on sales only. The Company does not evaluate performance based on segment asset information.

                                 NOGATECH, INC.

NOTE 11--SEGMENT INFORMATION (CONTINUED)
    SEGMENT SALES--SALES CLASSIFIED BY GEOGRAPHIC AREA (based on the location of the customers):

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1997       1998       1999
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
United States--North America........................   $1,230     $1,373     $5,436
                                                       ------     ------     ------
The rest of the world:
  Japan.............................................      836      1,341      1,314
  Taiwan............................................       93         59       1440
  Europe............................................      335        356        617
  Other.............................................       57         76         49
                                                       ------     ------     ------
                                                        1,321      1,832      3,420
                                                       ------     ------     ------
Total...............................................   $2,551     $3,205     $8,856
                                                       ======     ======     ======

    COMPANY-WIDE DISCLOSURE REGARDING ITS TOTAL ASSETS, LONG-LIVED ASSETS AND MAJOR CUSTOMERS:

       a. TOTAL ASSETS AND LONG-LIVED ASSETS

       The Company's total assets and long-lived assets, net of accumulated depreciation and amortization, are located in the following geographical areas:

                                                          DECEMBER 31,
                                          ---------------------------------------------
                                                  1998                    1999
                                          ---------------------   ---------------------
                                           TOTAL     LONG-LIVED    TOTAL     LONG-LIVED
                                           ASSETS      ASSETS      ASSETS      ASSETS
                                          --------   ----------   --------   ----------
                                                         (IN THOUSANDS)
Israel..................................   $  923       $168       $4,014       $324
North America...........................    4,643         12        2,307         28
                                           ------       ----       ------       ----
Total...................................   $5,566       $180       $6,321       $352
                                           ======       ====       ======       ====

       b. MAJOR CUSTOMERS

       In the years ended December 31, 1997, 1998 and 1999, major customers of the Company represented the following percentages of sales:

                                                               1997       1998       1999
                                                             --------   --------   --------
Customer A.................................................      *          *         24%
Customer B.................................................     17%        41%        14%
Customer C.................................................      *          *         13%
Customer D.................................................     32%        20%        11%

       -------------------------------

       *Less than 10%.

    MAJOR SUPPLIER

    In the years ended December 31, 1997, 1998 and 1999, a major supplier of the Company represented 8%, 10% and 58% of cost of sales, respectively.

                                 NOGATECH, INC.

NOTE 12--SUBSEQUENT EVENTS:

a. On January 15, 2000, the Company issued 1,196,172 shares of series B redeemable convertible preferred stock to a financial investor for a total consideration of $5,000,000. These shares of preferred stock are convertible into common stock as described in note 5b(4). In connection with this issuance, the Company will record a beneficial conversion charge of $5,000,000 in the quarter ending March 31, 2000. This charge is calculated as the difference between the per share value of the conversion feature and the estimated fair value of the common stock at commitment date multiplied by the applicable number of equivalent shares of common stock. This nonrecurring amount will be entirely reflected as an increase (decrease) of the net loss (income) applicable to common stock, against a corresponding credit to additional paid-in capital.

b. On March 5, 2000, the Board of Directors authorized the Company to file a registration statement with the U.S. Securities and Exchange Commission for an initial public offering of its common stock.

c. On March 5, 2000, the Company's Board of Directors approved a reorganization of the Company's share capital, whereby each two shares of common stock of $0.001 par value will reverse stock split into one share of common stock of $0.001 par value. All share and per share data included in these financial statements have been retroactively adjusted to reflect the abovementioned reverse stock split. In addition, the conversion ratio of the convertible preferred stock, the number of options and their exercise price have been adjusted accordingly.

d. On February 2, 2000, the Company granted stock options for an aggregate of 11,000 shares of common stock to two employees at an exercise price of $8.00 and on March 5, 2000, the Company granted an aggregate of 10,000 stock options to two employees at an exercise price of $15.00.

e. 1) On March 5, 2000, the Board of Directors adopted the 2000 Equity Incentive Plan, under which the Company's employees, directors and consultants are eligible to receive grants of options to purchase common stock, stock appreciation rights and restricted shares of common stock. It was further resolved to reserve for issuance under the plan a maximum amount of 3,500,000 shares plus automatic annual increases equal to the lesser of 500,000 shares or 5% of the Company's outstanding shares on the last day of the preceding year. This plan will become effective after the consummation of the Company's initial public offering.

    2) On March 5, 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's common stock pursuant to payroll deductions periodically applied to the purchase of such shares. A total of 350,000 shares of common stock initially have been reserved for issuance under the Purchase Plan. The number of shares reserved for issuance will be increased automatically on the first day of the Company's fiscal year, commencing in 2001, by an amount equal to the lesser of 500,000 shares or 1% of the number of outstanding shares on the last trading day of the immediately preceding fiscal year.

f. On March 8, 2000, the note receivable from a stockholder was repaid to the Company, including the interest accrued at an annual rate of 5.5%.

                                     [LOGO]

                                 SHARES OF COMMON STOCK

                                    OpenIPO


WR HAMBRECHT+CO                                                      ING Barings


    Until         , 2000 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by us. All amounts are estimates, other than the registration fee, the NASD filing fee, and the Nasdaq National Market listing fee.

SEC Registration fee........................................  $15,180
NASD Filing fee.............................................    6,250
Nasdaq National Market listing fee..........................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Director and officer insurance expenses.....................        *
Printing and engraving expenses.............................        *
Transfer agent fees and expenses............................        *
Blue sky fees and expenses..................................        *
Miscellaneous fees and expenses.............................        *
                                                              -------
  Total.....................................................  $
                                                              =======

------------------------

*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he or she reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful dividends and stock purchases; or

    - any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer of us or another entity at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since March 1, 1997, we have sold and issued the following unregistered securities (the share numbers and per share prices below reflect the one-for-two reverse stock split of the outstanding common stock to be effected prior to the completion of this offering:

 (1) Between March 1, 1997 and March 5, 2000, we granted stock options under our 1999 Stock Option Plan to 66 of our officers, employees, directors and consultants, to purchase an aggregate of 1,162,250 shares of common stock. During this period, optionees exercised options to purchase an aggregate of 156,125 shares of common stock at various exercise prices.

 (2) On August 17, 1997, we issued 318,471 shares of our Series A preferred stock at $1.57 per share to Corex Israeli Industries Ltd. for an aggregate cash consideration of $500,000.

 (3) On August 17, 1997, we issued a warrant (the "1997 Warrant") to purchase 159,235 shares of our common stock to Corex Israeli Industries Ltd. at an exercise price of $3.14 per share and an aggregate exercise price of $500,000.

 (4) On June 24, 1998, we issued warrants to purchase an aggregate of 288,249 shares of our common stock to Hapoalim Nechasim (Menayot) Ltd. and Be'ery Investment Bankers at an exercise price of $2.08 per share and an aggregate exercise price of $600,000.

 (5) On July 15, 1998, we issued 5,765,003 shares of our Series A preferred stock to Docor International BV, Holland Ventures BV, Inventech Ltd., Ophir Holdings Ltd. and Ronchal Investments NV, at $1.04 per share and an aggregate cash consideration of $6,000,000.

 (6) On July 15, 1998, we issued warrants to purchase 432,375 shares of our common stock to Docor International BV, Holland Ventures BV, Inventech Ltd., Ophir Holdings Ltd. and Ronchal Investments NV, at an exercise price of $2.08 per share and an aggregate exercise price of $900,000.

 (7) On July 15, 1998, we amended the 1997 Warrant and two warrants issued on February 4, 1997 to purchase an aggregate of 111,464 shares of our common stock to extend the term of the 1997 warrant and the two warrants by one year.

 (8) On September 24, 1999, in connection with our reincorporation into Delaware, we issued one share of our common stock to one of our executive officers who was not a U.S. resident for $1.00 per share.

 (9) On January 13, 2000, we issued 1,196,172 shares of our Series B preferred stock to Nomura International plc at $4.18 per share for an aggregate consideration of $5,000,000.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Act") in reliance on Section 4(2) of the Act, Regulation D promulgated under the Act, Regulation S promulgated under the Act, or Rule 701 promulgated under Section 3(b) of the Act. In each such transaction, the recipients of securities represented their intentions to acquire securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a.  EXHIBITS


EXHIBIT                 DESCRIPTION
-------                 -----------
 1.1*                   Form of Underwriting Agreement.

 2.1**                  Agreement and Plan of Merger, by and between Nogatech, Inc., a California corporation and the Registrant, dated as of
                        December 28, 1999.

 3.1**                  Second Amended and Restated Certificate of Incorporation of
                        the Registrant.

 3.2**                  Bylaws of the Registrant.

 4.1*                   Specimen common stock certificate.

 5.1*                   Opinion of Bay Venture Counsel, LLP.

10.1.1**                Warrant to purchase shares of common stock issued to Corex
                        Industries.

10.1.2**                Warrant to purchase shares of common stock issued to Bank
                        Hapoalim.

10.1.3*                 Form of Warrant to purchase shares of common stock issued to certain investors.

10.1.4**                Warrant to purchase shares of common stock issued to Nathan
                        Hod.

10.2** Form of Indemnification Agreement for officers of the Registrant.

10.3**                  1999 Stock Option Plan.

10.4**                  2000 Equity Incentive Plan.

10.5**                  2000 Employee Stock Purchase Plan.

10.6**                  Stock Purchase Agreement, by and among DSP Group, Inc.,
                        Scitex Corporation, Ltd., and Noga Technology, Inc., dated as of January 1, 1993.

10.7**                  Stock Purchase Agreement, by and among DSP Group, Kenwood
                        Corporation, Tomen Electronics Corporation and Nogatech,
                        Inc., a California corporation, dated as of June 30, 1995.

10.8** Series A Preferred Stock Purchase Agreement by and between the Registrant and Arie Heiman, dated February 28, 1996.

10.9**                  Series A Preferred Stock Purchase Agreement, by and among
                        Registrant and Nathan Hod, dated January 30, 1996.

10.10**                 Series B Preferred Stock Purchase Agreement, by and between the Registrant and Nomura International plc, dated
                        January 13, 2000.

10.11** Shareholder Agreement, by and among Nomura International plc., Holland Venture B.V., Ophir Holdings Ltd., Docor
                        International B.V., Inventech Ltd., Ronchal Investments
                        N.V., Challenge Fund-Etgar, L.P., and Corex Israeli
                        Industries Ltd., dated as of January 13, 2000.

10.12** Second Amended and Restated Registration Rights Agreement, by and among the Registrant and certain security holders, dated January 13, 2000.

10.13*                  Credit Agreement by and between Bank Hapoalim and Nogatech
                        Ltd., dated June 24, 1998.

10.14+                  Development Agreement, by and between Supertec Electronics
                        Ltd. and Nogatech, Ltd., dated as of August 1999.

10.15+                  Development Agreement, by and between Supertec Electronics
                        Ltd. and Nogatech, Ltd., dated as of June 24, 1997.

10.16**                 Employment Agreement with Arie Heiman.

EXHIBIT                 DESCRIPTION
-------                 -----------
10.17**                 Employment Agreement with Yaron Garmazi.

10.18**                 Employment Agreement with Aryeh Gavrieli.

10.19**                 Employment Agreement with Liat Hod.

10.20** Series A Preferred Stock Purchase Agreement, by and among the Registrant and Andrew Schonzeit, dated December 27,
                        1995.

21.1**                  Subsidiaries of the Registrant.

23.1                    Consent of Kesselman & Kesselman, Independent Accountants.

23.2*                   Consent of Bay Venture Counsel, LLP (included at Exhibit
                        5.1).

24.1**                  Power of Attorney (included in signature pages).

27.1**                  Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed


+ We intend to seek confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 5430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or
       (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on March 27, 2000.


                                                       NOGATECH, INC.

                                                       By:                /s/ NATHAN HOD
                                                            -----------------------------------------
                                                                            Nathan Hod
                                                                      CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                      TITLE                         DATE
                   ----                                      -----                         ----
             /s/ ARIE HEIMAN*               President and Chief Executive Officer     March 27, 2000
    ---------------------------------         and Director (Principal Executive
               Arie Heiman                    Officer)

            /s/ YARON GARMAZI*              Chief Financial Officer and Secretary     March 27, 2000
    ---------------------------------         (Principal Financial and Accounting
              Yaron Garmazi                   Officer)

              /s/ NATHAN HOD                Chairman of the Board                     March 27, 2000
    ---------------------------------
                Nathan Hod

            /s/ GERALD DOGON*               Director                                  March 27, 2000
    ---------------------------------
               Gerald Dogon

           /s/ AVRAHAM FISCHER*             Director                                  March 27, 2000
    ---------------------------------
             Avraham Fischer

             /s/ DAVIDI GILO*               Director                                  March 27, 2000
    ---------------------------------
               Davidi Gilo

             /s/ MOSHE HAREL*               Director                                  March 27, 2000
    ---------------------------------
               Moshe Harel

          /s/ YIRMIYAHU KAPLAN*             Director                                  March 27, 2000
    ---------------------------------
             Yirmiyahu Kaplan

           /s/ YOSSI VINITSKI*              Director                                  March 27, 2000
    ---------------------------------
              Yossi Vinitski

          /s/ ANDREW SCHONZEIT*             Director                                  March 27, 2000
    ---------------------------------
             Andrew Schonzeit



*By:                     /s/ NATHAN HOD
             --------------------------------------
                  Nathan Hod, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT                 DESCRIPTION
-------                 -----------
 1.1*                   Form of Underwriting Agreement.

 2.1**                  Agreement and Plan of Merger, by and between Nogatech, Inc., a California corporation and the Registrant, dated as of
                        December 28, 1999.

 3.1**                  Second Amended and Restated Certificate of Incorporation of
                        the Registrant.

 3.2**                  Bylaws of the Registrant.

 4.1*                   Specimen common stock certificate.

 5.1*                   Opinion of Bay Venture Counsel, LLP.

10.1.1**                Warrant to purchase shares of common stock issued to Corex
                        Industries.

10.1.2**                Warrant to purchase shares of common stock issued to Bank
                        Hapoalim.

10.1.3*                 Form of Warrant to purchase shares of common stock issued to certain investors.

10.1.4**                Warrant to purchase shares of common stock issued to Nathan
                        Hod.

10.2** Form of Indemnification Agreement for officers of the Registrant.

10.3**                  1999 Stock Option Plan.

10.4**                  2000 Equity Incentive Plan.

10.5**                  2000 Employee Stock Purchase Plan.

10.6**                  Stock Purchase Agreement, by and among DSP Group, Inc.,
                        Scitex Corporation, Ltd., and Noga Technology, Inc. 1996, dated as of January 1, 1993.

10.7**                  Stock Purchase Agreement, by and among DSP Group, Kenwood
                        Corporation, Tomen Electronics Corporation and Nogatech,
                        Inc., a California corporation, dated as of June 30, 1995.

10.8** Series A Preferred Stock Purchase Agreement by and between the Registrant and Arie Heiman, dated February 28, 1996.

10.9**                  Series A Preferred Stock Purchase Agreement, by and among
                        Registrant and Nathan Hod, dated January 30, 1996.

10.10**                 Series B Preferred Stock Purchase Agreement, by and between the Registrant and Nomura International plc, dated
                        January 13, 2000.

10.11** Shareholder Agreement, by and among Nomura International plc., Holland Venture B.V., Ophir Holdings Ltd., Docor
                        International B.V., Inventech Ltd., Ronchal Investments
                        N.V., Challenge Fund-Etgar, L.P., and Corex Israeli
                        Industries Ltd., dated as of January 13, 2000.

EXHIBIT                 DESCRIPTION
-------                 -----------
10.12**                 Second Amended and Restated Registration Rights Agreement,
                        by and among the Registrant and certain security holders,
                        dated January 13, 2000.

10.13*                  Credit Agreement by and between Bank Hapoalim and Nogatech
                        Ltd., dated June 24, 1998.

10.14+                  Development Agreement, by and between Supertec Electronics
                        Ltd. and Nogatech, Ltd., dated as of August 1999.

10.15+                  Development Agreement, by and between Supertec Electronics
                        Ltd. and Nogatech, Ltd., dated as of June 24, 1997.

10.16**                 Employment Agreement with Arie Heiman.

10.17**                 Employment Agreement with Yaron Garmazi.

10.18**                 Employment Agreement with Aryeh Gavrieli.

10.19**                 Employment Agreement with Liat Hod.

10.20** Series A Preferred Stock Purchase Agreement, by and among the Registrant and Andrew Schonzeit, dated December 27,
                        1995.

21.1**                  Subsidiaries of the Registrant.

23.1                    Consent of Kesselman & Kesselman, Independent Accountants.

23.2*                   Consent of Bay Venture Counsel, LLP (included at Exhibit
                        5.1).

24.1**                  Power of Attorney (included in signature pages).

27.1**                  Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed.


+ We intend to confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.